PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”

Execution Version

Amendment Deed

Corporate Markets Loan & Bank Guarantee Facility Agreement

National Australia Bank Limited

Reading Entertainment Australia Pty Ltd

Reading Cannon Park Pty Ltd

Each Guarantor

corrs.com.au

Corrs Chambers Westgarth

Corrs Chambers Westgarth

Date 12 November 2025

Parties

1National Australia Bank Limited ABN 12 004 044 937 of Level 17, 395 Bourke Street, Melbourne, Victoria 3000 (Bank)

2Reading Entertainment Australia Pty Ltd ACN 070 893 908 of 98 York Street, South Melbourne, Victoria 3205 (Borrower)

3Each entity listed in the schedule (Corporate Guarantor)

Agreed terms

1Interpretation

1.1 Definitions

In this deed words and expressions which are defined or given a specific meaning in the Amended Facility Agreement but which are not defined or given a specific meaning in this deed have the same meaning as in the Amended Facility Agreement. Otherwise, terms have the following meanings:

Amended Facility Agreement	The Facility Agreement as amended in accordance with this deed.

Effective Date	The date on which each of the conditions precedent set out in clause 3 have been satisfied (subject to clause 3.2(d)).
Facility Agreement	The Facility Agreement between the Bank, the Borrower, the Corporate Guarantors, dated 24 June 2011, as amended from time to time.

1.2 Construction

Clause 1.2 of the Facility Agreement applies to this deed as if repeated in this deed.

1.3  Deed

This document is a deed.  Factors which might suggest otherwise are to be disregarded.

2Consideration

The Borrower and each Corporate Guarantor have entered into this deed in consideration of the Bank agreeing to amend the Facility Agreement in accordance with this deed.

3Conditions precedent

3.1Conditions precedent to Effective Date

The amendments to the Facility Agreement effected by this deed, and the occurrence of the Effective Date, are subject to the following conditions precedent that:

(a)at least two clear Business Days (or such shorter period as the Bank may agree) before the Effective Date, the Bank has received, in form and substance satisfactory to the Bank:

(i)a fully executed original copy of this deed, duly executed by the Borrower and each Corporate Guarantor;

(ii)a non-refundable amendment fee of $363,750; and

(iii)a Valuation in respect of the Freehold Properties and leasehold properties confirming an aggregate “as is” value of at least $149,000,000; and

(iv)anything which the Bank has reasonably requested that the Borrower or a Corporate Guarantor provide to it in relation to any Transaction Document;

(b)the representations and warranties set out in clauses 8.1 and 8.2 of the Amended Facility Agreement are correct and not misleading on the date that the Borrower and each Corporate Guarantor execute this deed;

(c)no Event of Default or Potential Event of Default subsists; and

(d)the Effective Date is no later than 31 October 2025, or such later date agreed by the Bank.

3.2Satisfaction of conditions precedent

(a)The Borrower and each Corporate Guarantor must use their best endeavours to satisfy the conditions precedent.

(b)Any certificates or copies of documents referred to in clause 3.1 must be certified by a company secretary or director of the Borrower or a Corporate Guarantor (as applicable) as being true, complete and current.

(c)The conditions precedent are for the benefit of the Bank.

(d)The Bank may waive, or agree to a delay of, the satisfaction of any of the conditions precedent in writing at any time before or after the time by which they must be satisfied.

4Amendment of Facility Agreement

4.1Amendment

On and from the Effective Date, the Facility Agreement is amended in the form of the annexure, by deleting the items struck through, and by adding the items underlined.

4.2Parties bound

The parties will be bound by the Amended Facility Agreement on and from the Effective Date.

5Representations and warranties

5.1General

The Borrower and the Corporate Guarantors each represent and warrant that at the time of its execution of this deed:

(a)it has capacity unconditionally to execute, deliver and comply with its obligations under this deed;

(b)it has taken all necessary action to authorise the unconditional execution and delivery of, and compliance with, its obligations under this deed;

(c)this deed constitutes the valid and legally binding obligations of it and is enforceable against it in accordance with its terms;

(d)it has duly executed each of the Transaction Documents to which it is expressed to be a party;

(e)the Transaction Documents are valid and enforceable in accordance with their respective terms; and

(f)its unconditional execution and delivery of, and compliance with its obligations under, this deed do not contravene its constituent documents or any obligation of it under any law or to any other person.

5.2Survival of representations and warranties

The representations and warranties in clause 5.1 survive the execution of this deed and the amendment of the Facility Agreement.

6Acknowledgments

The Borrower and each Corporate Guarantor:

(a)agree to the amendment of the Facility Agreement effected by this deed;

(b)agree that this deed is a Transaction Document for the purposes of the Amended Facility Agreement;

(c)acknowledge that the Bank has agreed to execute this deed at the request of the Borrower and the Corporate Guarantors and that, except as expressly set forth herein, this is without prejudice to any other current or future right the Bank may have against the Borrower or a Corporate Guarantor, or any other Security Provider or under or in connection with any Transaction Document; and

(d)agree that each Collateral Security to which it is a party extends to and secures its obligations to the Bank under the Amended Facility Agreement.

7General

7.1Amendment

This deed may only be varied or replaced by a deed executed by all of the parties to this deed.

7.2Construction

Clause 1.2 of the Facility Agreement applies to this deed as if set out in full in this deed with such changes as are necessary.

7.3Counterparts

This deed may consist of a number of counterparts and, if so, the counterparts taken together constitute one deed.

7.4Duty

The Borrower, as between the parties, is liable for and must pay all duty (including any fine, interest or penalty except where it arises from default by the other party) on or relating to this deed, any document executed under it or any dutiable transaction evidenced or effected by it.

7.5Entire understanding

(a)This deed contains the entire understanding between the parties as to the subject matter of this deed.

(b)All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this deed are merged in and superseded by this deed and are of no effect. No party is liable to any other party in respect of those matters.

(c)No oral explanation or information provided by any party to another:

(i)affects the meaning or interpretation of this deed; or

(ii)constitutes any collateral agreement, warranty or understanding between any of the parties.

7.6Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this deed and to perform its obligations under it.

7.7Governing law and jurisdiction

(a)This deed is governed by and is to be construed in accordance with the laws applicable in the Relevant Jurisdiction.

(b)Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in the Relevant Jurisdiction and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

7.8Legal costs

(a)The Borrower must pay, and if paid by the Bank reimburse the Bank, the cost of stamping and registering this deed and the reasonable legal and other costs and expenses of the Bank in relation to:

(i)the negotiation, preparation and execution of this deed; and

(ii)the performance of the Bank’s obligations under this deed.

(b)Except as expressly stated otherwise in this deed, each party must pay its own legal and other costs and expenses of performing its obligations under this deed.

Schedule

***

Corrs Chambers Westgarth

Execution

Executed as a deed	Executed as a deed
Executed by	)
Reading Entertainment Australia Pty	)
Ltd CAN 070 893 908)
Australia Country Cinemas Pty Ltd	)
CAN 076 276 349)
Reading Cinemas Asset Management	)
Pty Ltd CAN 122 571 420)
Burwood Developments Pty Ltd	)
CAN 105 384 905)
Epping Cinemas Pty Ltd	)
CAN 073 997 172)
Hotel Newmarket Pty Ltd	)
CAN 094 367 969)
Newmarket Properties Pty Ltd	)
CAN 105 386 409)
Newmarket Properties No. 2 Pty Ltd	)
CAN 109 038 806)
Newmarket Properties #3 Pty Ltd	)
CAN 126 697 505)
Reading Armadale Pty Ltd	)
CAN 107 939 211)
Reading Belmont Pty Ltd	)
CAN 126 697 498)
Reading Bundaberg 2012 Pty Ltd	)
CAN 122 406 320)
Reading Charlestown Pty Ltd	)
CAN 123 938 483)
Reading Cinemas Pty Ltd	)
CAN 073 808 643)
Reading Cinemas Management Pty Ltd	)
ACN 122 406 311)
State Cinema Hobart Pty Ltd	)
CAN 108 861 061)
Reading Dandenong Pty Ltd	)
ACN 129 018 739)

/s/ Ellen Cotter	/s/ Wayne Douglas Smith
...........................................................	...........................................................
Ellen Cotter	Wayne Douglas Smith
Director/Company Secretary	Director

X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).	X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).

Corrs Chambers Westgarth

Executed by	)
Reading Elizabeth Pty Ltd	)
ACN 114 582 099)
Reading Exhibition Pty Ltd	)
ACN 103 529 782)
Reading Licences Pty Ltd	)
ACN 089 544 605)
Reading Maitland Pty Ltd	)
ACN 126 697 461)
Reading Melton Pty Ltd	)
ACN 109 074 517)
Reading Properties Pty Ltd	)
ACN 071 195 429)
Reading Properties Indooroopilly Pty	)
Ltd ACN 121 284 884)
Reading Noosa Pty Ltd	)
ACN 128 819 483)
Reading Property Holdings Pty Ltd	)
ACN 126 289 772)
Reading Rouse Hill Pty Ltd	)
ACN 123 245 885)
Reading Sunbury Pty Limited	)
ACN 109 074 571)
Rhodes Peninsula Cinema Pty Limited	)
ACN 120 827 812)
Westlakes Cinema Pty Ltd	)
ACN 108 531 308)
Reading Busselton Pty Ltd	)
ACN 143 633 096)
Reading Cannon Park Pty Ltd	)
ACN 609 837 569)
Angelika Anywhere Pty Ltd	)
ACN 642 993 593)
Reading Jindalee Pty Ltd	)
ACN 629 483 914)
Reading Devonport Pty Ltd	)
ACN 629 484 126)

/s/ Ellen Cotter	/s/ Wayne Douglas Smith
...........................................................	...........................................................
Ellen Cotter	Wayne Douglas Smith
Director/Company Secretary	Director

X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).	X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).

Corrs Chambers Westgarth

Executed by	)
Reading Altona Pty Ltd	)
ACN 634 384 311)
Reading South City Square Pty Ltd	)
ACN 616 892 936)
Reading Traralgon Pty Ltd	)
ACN 618 457 202)
Reading Burwood Pty Ltd	)
ACN 619 050 396)
Reading Cinemas Auburn Pty Ltd	)
ACN 633 008 401)
Reading Auburn Pty Ltd	)
ACN 126 697 470)

/s/ Ellen Cotter	/s/ Wayne Douglas Smith
...........................................................	...........................................................
Ellen Cotter	Wayne Douglas Smith
Director/Company Secretary	Director

X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).	X Tick if signatory signing electronically. By ticking this box, the signatory warrants that they are signing this document in accordance with section 110A(2) of the Corporations Act 2001 (Cth).

Corrs Chambers Westgarth

Executed by National Australia Bank	)
Limited ABN 12 004 044 937 by its	)
Attorney who holds the position of Level 2)
Attorney under Power of Attorney dated 1)
March 2007 in the presence of:	)

/s/ Javier Del Estal	/s/ Daniel Launchbury
...........................................................	...........................................................
Javier Del Estal Witness	Meagan Zwerwer Attorney

X The witness was physically present when the signatory signed the document	X Tick if signatory signing electronically.
OR
☐The witness was not physically present when the signatory signed the	By ticking this box, the signatory warrants that they are signing this document in accordance with the Electronic Transactions (Victoria) Act 2000 document. By ticking this box, the signatory warrants that they observed the signatory signing the document by audio visual link in accordance with the Electronic Transactions (Victoria) Act 2000.

Corrs Chambers Westgarth

Annexure

Amended Facility Agreement

567 Collins Street, Melbourne VIC 3000, Australia GPO Box 9925, Melbourne VIC 3001, Australia Tel +61 3 9672 3000 Fax +61 3 9672 3010 www.corrs.com.au

Annexure A – Amended Facility Agreement

National Australia Bank Limited

Reading Entertainment Australia Group

Corporate Markets Loan & Bank Guarantee Facility Agreement

Contents

1	Interpretation	1
1.1	Definitions	1
1.2	Construction	20
1.3	Headings	21
1.4	Corporations Act, GST and Accounting Standards	21
1.5	Subsisting Events of Default and Potential Events of Default	22
1.6	Not used	22
1.7	Inconsistency	22
2	Consideration	22
3	Conditions precedent	22
3.1	Not used	22
3.2	Conditions precedent to Advances and Drawings	22
4	Facility	23
4.1	Nature	23
4.2	Purpose	23
4.3	Advances and Drawings	23
4.4	Funding Notices	24
4.5	Not used	24
4.6	Not used	24
4.7	Not used	24
4.8	Bank Guarantee Facilities	24
4.9	Cancellation	25
4.10	Market disruption	25
4.11	Alternative basis of interest or funding	26
4.12	Pricing Review Events	26
4.13	Consequences of a Pricing Review	26
5	Payments	27
5.1	Not used	27
5.2	Voluntary prepayments	27
5.3	Indemnity in respect of Bank Guarantees	27
5.4	Mandatory prepayments	28
5.5	Repayment	29
5.6	Not used	29
5.7	Not used	30
5.8	Release of Waurn Ponds Property on Waurn Ponds Property Release Date	30
6	Interest and fees	30
6.1	Pricing Periods	30
6.2	Payment and rate	31
6.3	Computation of interest	31
6.4	Capitalisation of interest	32
6.5	Merger	32
6.6	Reset Margin	32
6.7	Margin adjustments by reference to the Leverage Ratio	33
7	Payments	33
7.1	Place, manner and time of payment	33
7.2	Gross-up	33
7.3	Appropriation	33
8	Representations and warranties	34
8.1	Nature	34
8.2	General	37
9	General obligations	37
9.1	Fees	37
9.2	Records	38
9.3	Financial Statements and other financial information	39
9.4	Adjustments for AASB 16	40
9.5	Other information	40
9.6	Other financial undertakings	42
9.7	Insurance	44
9.8	Financial ratios	45
9.9	Environment	46
9.10	No default	48
9.11	Obligations of Trustees	48
9.12	Release for Permitted Disposals	49
10	Events of Default	50
10.1	Nature	50
10.2	Effect of Event of Default	52
10.3	Cash Cover Account regarding Bank Guarantees	54
10.4	Review Events	54
10.5	Reviews	55
10.6	Equity Cure	55
11	Costs and expenses	56
11.1	Interpretation	56
11.2	Nature	56
11.3	Remuneration	56
12	Indemnities	57
12.1	Nature	57
12.2	Representatives	57
12.3	Currency deficiency	57
12.4	Independence and survival	57
12.5	Accounting for transactions	58
12.6	Liability for Regulatory Events	58
13	Goods and Services Tax	59
13.1	Taxable supply	59
13.2	Adjustment events	59
13.3	Payments	59
14	Increased costs	60
15	Illegality	60
15.1	Prepayment	60
15.2	Facility terminated	61
16	Guarantee and indemnity	61
16.1	Guarantee	61
16.2	Nature of guarantee	61
16.3	Indemnity	61
16.4	Reinstatement of rights	62
16.5	Rights of the Bank are protected	62
16.6	No merger	63
16.7	Extent of Guarantor’s obligations	63
16.8	Guarantor’s rights are suspended	63
16.9	Guarantor’s right of proof limited	63
16.10	No set-off against assignees	64
16.11	Suspense account	64
16.12	Right to prove	64
16.13	Release of Guarantors	64
16.14	New Guarantors	65
16.15	Consideration	65
16.16	New Guarantors	65
17	Attorney	65
17.1	Appointment	65
17.2	Not used	66
17.3	General	66
18	General	66
18.1	Set-off	66
18.2	Bank’s certificate	66
18.3	Supervening legislation	66
18.4	Time of the essence	67
18.5	Business Days	67
18.6	Confidentiality	67
18.7	Exchange rate	69
18.8	Records as evidence	69
18.9	Further assurances	69
18.10	Amendment	69
18.11	Waiver and exercise of rights	70
18.12	Rights cumulative	70
18.13	Approval and consent	70
18.14	Assignment	70
18.15	Counterparts	71
18.16	Sovereign immunity	71
18.17	Governing law and jurisdiction	71
18.18	Telephone recording	71
18.19	Legal advice	72
18.20	Further assurances	72
18.21	Exclusion of certain provisions	72
18.22	Notice of changes	72
19	Notices	73
19.1	General	73
19.2	How to give a communication	73
19.3	Particulars for delivery of notices	73
19.4	Communications by post	73
19.5	Communications by email	74
19.6	After hours communications	74
19.7	Process service	74
	Schedule 1 – Transaction Parties	75
	Schedule 2 – Facilities	78
	Schedule 3 – Collateral Security	79
	Schedule 4 – Not used	82
	Schedule 5 – Conditions Precedent	83
	Schedule 6 – Verification Certificate	84
	Schedule 7 – Funding Notice	86
	Schedule 8 – Guarantor Accession Deed	87
	Schedule 9 – Compliance Certificate
	Schedule 10 – Interim Compliance Certificate	91

Corrs Chambers Westgarth

Date

Parties

National Australia Bank Limited ABN 12 004 044 937 of Level 17, 395 Bourke Street, Melbourne, Victoria 3000  (Bank)

Reading Entertainment Australia Pty Ltd ACN 070 893 908 of 98 York Street, South Melbourne, Victoria 3205 (Borrower)

Each person listed in schedule 1 (each an  Original Guarantor)

Agreed terms

Interpretation

Definitions

In this document:

AASB 16 means Accounting Standard AASB 16, issued by the Australian Accounting Standards Board under section 334 of the Corporations Act.

Accounting Standards means accounting principles and practices consistently applied which are generally accepted in Australia and are consistent with any applicable legislation in each case as in effect on the date of this document, including instruments in force under section 334 of the Corporations Act and provisions of such instruments.

Adjusted EBITDA means, for any period, EBITDA adjusted to include any Management Fees paid in cash and exclude:

any non-cash impairment for non-current assets included in the consolidated financial statements of the Reading Entertainment Australia Group during the relevant period;

any net gains or losses on asset sales non-operating income or losses (except any interest income);

share of profit or loss in connection with a joint venture with a person who is not a Reading Entertainment Australia Group Member accrued Management Fees, and any net foreign exchange amounts (whether realised or unrealised) included in the consolidated financial statements of the Reading Entertainment Australia Group during the relevant period. and subject to adjustment in respect of any further extraordinary items with the Bank’s written consent.

Advance means the principal amount of an advance made under the Corporate Markets Loan Facility  .

Aggregate Amount means, in relation to a Drawing, the aggregate of the Face Values of all Bank Guarantees comprising that Drawing.

Amendment Deed means the document entitled ‘Amendment Deed’ executed in March 2019 between the Bank and the Transaction Parties.

Annual Compliance Certificate means, in relation to a Financial Year, a certificate substantially in the form of schedule 9.

Approved Valuer means a company or firm of duly qualified and licensed real estate valuers acceptable to the Bank in all respects and instructed by (or with the approval of) the Bank.

April 2024  Amendment Date  has the meaning given to the term ‘Effective Date’ in the April 2024  Amendment Deed.

April 2024  Amendment Deed means the Amendment Deed dated on or about 4  April 2024 between the Borrower, each Guarantor and the Bank, under which this document is amended.

Attorney means any attorney appointed under this document and any sub-attorney appointed by an Attorney.

August 2023  Amendment Date  has the meaning given to the term ‘Effective Date’ in the August 2023  Amendment Deed.

August 2023  Amendment Deed means the Amendment Deed dated on or about August 2023 between the Borrower, each Guarantor and the Bank, under which this document is amended.

Authorisation includes any authorisation, consent, licence, permission, approval or exemption from any Government Body.  If a Government Body could prohibit anything being done in connection with any matter or otherwise intervene within a specified time after notice has been given to it or any document lodged or filed with it in connection with the matter, the relevant matter will not be taken to have been authorised until the specified time limit has expired without the Government Body taking any relevant action.

Authorised Representative means, in relation to any party to this document, a person with the right to act as the agent of that party for the purposes of this document.  It includes a director or company secretary of that party (if it is a corporation) and, in the case of the Bank, an employee of the Bank whose title contains the word “manager”, “director”, “associate” or a similar term and a lawyer for the Bank.  It also includes a person appointed by a party as an Authorised Representative of that party whose appointment is notified by the appointor to the other party in a notice which contains the specimen signature of the appointee.

Availability Period means in respect of each Facility, the period beginning on the date on which the conditions precedent are satisfied or waived by the Bank in accordance with the Transaction Documents and ending on the Termination Date.

Available Commitment means in respect of a Facility, the Facility Limit less the Outstanding Accommodation relating to that Facility.

Bank Guarantee means each bank guarantee issued (or deemed to have been issued) in accordance with this document.

Bank Guarantee Facility means the Facility described as such in schedule 2 and granted pursuant to clause 4.1(a)(ii).

Base Rate means, in relation to a Pricing Period:

(a)the rate (expressed as a percentage yield per annum to maturity, and not being less than zero) being the arithmetic average (rounded up to the nearest four decimal places) of the buying rates published at or about 10.15 am on the first Business Day of the Pricing Period on the Reuters Screen under the heading “BBSY” for Bills with a tenor as nearly as possible equal to that Pricing Period; or

(b)if:

(i)the rate is not displayed for a term equivalent to that period; or

(ii)the basis of the calculation of the rate is changed after the date of this document so that in the opinion of the Bank it ceases to reflect the cost of providing the Facility,

the Base Rate will be the rate per centum per annum, and not being less than zero, determined by the Bank to be the average of the buying rates quoted to the Bank by at least three Reference Banks at or about that time on that date.  The buying rates must be for bills of exchange accepted by a leading Australian bank and which have a term equivalent to the period.  If there are no buying rates, the rate will be determined by the Bank having regard to indexes or other bases which the Bank determines to be as near as practicable to the indexes and bases used to determine the rate referred to in paragraph

Beneficiary means in relation to a Bank Guarantee, the person who from time to time is entitled to make a claim for payment under that Bank Guarantee against the Bank.

Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (but does not include a cheque).  It includes a document which, when signed by the persons named as drawer and acceptor in the relevant document, will become such a bill of exchange.

Break Costs means, in relation to any financial accommodation provided or to be provided by the Bank under a Facility, any liability or costs incurred by the Bank by reason of:

(a)liquidating or re-deploying deposits or other funds acquired or contracted for by or on account of the Borrower or the Bank;

(b)terminating or reversing any agreement or arrangement (including by entering into new agreements or arrangements to close out or net off existing agreements or arrangements) entered into by or on account of the Borrower or the Bank with a counterparty or an internal department of the Bank responsible for such agreements or arrangements to hedge, fix, swap or limit its effective cost of funding; or

(c)any loss of any margins in relation to future lending or loss of any fees.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Melbourne.

Cash means all cash on hand, short term deposits and cash equivalents.

Cash Cover Rate means the rate (expressed as a rate per centum per annum) determined by the Bank (in good faith) to be the interest rate which it would pay on deposits at call for an amount similar to the amount at which the relevant deposit is made.

Calculation Date means 31 March, 30 June, 30 September and 31 December in each year.

Calculation Period means each period of twelve months ending on a Calculation Date.

Change of Control means there is a change (from that prevailing at the date of this document) in the persons who control any of the following in respect of a Transaction Party:

(a)more than 50% of the votes eligible to be cast in the election of directors or any similar matter; or

(b)the right to appoint or remove directors (or members of a governing body having functions similar to a board of directors) representing more than 50% of the votes exercisable by the directors (or persons have similar functions); or

(c)an interest of more than 50% in any category of the profits, distributions or net liquidation proceeds, provided, however, that none of the above shall be deemed to be a “change of control” so long as Parent continues to control, directly or indirectly, such Transaction Party.

Collateral Security means:

(a)any Guarantee by which any person Guarantees the Borrower’s compliance with its obligations under any of the Transaction Documents;

(b)any Security which secures the payment of money owing (actually or contingently) from time to time by:

(i)any Transaction Party in relation to any of the Transaction Documents; or

(ii)any person in relation to a Guarantee of any Transaction Party’s compliance with its obligations under any of the Transaction Documents; and

(c)without limiting the generality of paragraphs (a) and (b) each thing listed in schedule 3.

Compliance Certificate means an Annual Compliance Certificate or Interim Compliance Certificate, as applicable.

Contaminant means a noxious, harmful or hazardous condition (including an odour, temperature, sound, vibration or radiation) or substance the presence or use of which (having regard, without limitation, to the nature and quantity of the substance and other substances with which it is stored or used) does or may result in the breach of an Environmental Law or the issuing of an order or direction under an Environmental Law.

Corporate Markets Loan Facility means the Facility described as such in schedule 2 and granted pursuant to clause 4.1(a)(i).

Corporations Act means the Corporations Act 2001 (Cth).

Current Bank Guarantee means a Bank Guarantee which has not Matured or Expired.

Daily Interest Rate means, for any day, the Interest Rate on that day divided by 365.

Disposal means a sale, lease, transfer or other disposal by any Transaction Party of any interest in:

(a)any share or stock (whether or not ordinary or preference and whether or not redeemable) or any other instrument convertible or exchangeable into or entitling a person to acquire or subscribe for any share or stock;

(b)the whole or any part of a business, business unit or line of business; or

(c)any other asset under a particular transaction or related transactions not in the ordinary course of business of the Reading Entertainment Australia Group taken as a whole.

Distribution means:

(a)in relation to any share capital of a Transaction Party, any dividend, charge, interest, fee, payment or other distribution (whether in cash or in kind) or redemption, repurchase, defeasance, retirement or redemption;

(b)any interest, any redemption or early redemption of any amount of principal or any other payment in respect of any shareholder loan or other subordinated loans made to any Transaction Party; or

(c)any loan or other financial accommodation made available by a Transaction Party to a person other than another Transaction Party.

Drawing means each Bank Guarantee issued or to be issued in accordance with this document under the same Funding Notice.

EBIT means, in relation to any period and without double counting, operating profit (loss) of the Reading Entertainment Australia Group (on a consolidated basis) from ordinary operations before interest, income tax and minority interests, but after deduction of depreciation and amortisation for that period, as determined in accordance with Accounting Standards.

EBITDA means, in relation to any period, EBIT for the Reading Entertainment Australia Group for that period, plus depreciation and amortisation as determined in accordance with Accounting Standards

Encumbrance means any interest in or right over property and anything which would at any time prevent, restrict or delay the registration of any interest in or dealing with property.  It includes a Security Interest.

Environmental Assessment Report means a report in relation to compliance with Environmental Law of the Land and any activities carried out on the Land.

Environmental Law means any legislation, regulations or related codes, standards or policies which relate to environmental and planning matters, including matters concerning land use, development, building works, pollution, contamination, waste, toxic and hazardous substances, disposal of waste or other substances, human health, conservation of natural or cultural resources, heritage and resource allocation.

Environmental Liability means any liability, obligation, expense, penalty or fine arising out of a breach of Environmental Law which could be imposed on any Transaction Party or the Bank in respect of the Land as a result of activities carried on during the ownership, occupation or control of the Land by that Transaction Party, the Bank, any predecessor in title or any previous occupier or controller of the Land.

Event of Default means any event or circumstance described in clause 10.1.

Excluded Financial Indebtedness means Financial Indebtedness of the kind referred to in paragraph (a), (c) or (d) of the definition of Permitted Financial Indebtedness.

Excluded Property means:

(a)the present or future interest of Reading Exhibition Pty Ltd in the Garden City Cinema joint venture with Village Roadshow Exhibition and Birch Carroll & Coyle or the assets the subject of the joint venture or the relevant joint venture agreement; and

(b)the present or future interest of Epping Cinemas Pty Ltd in the lease granted by Bevendale Pty Ltd or the property the subject of the lease to the extent that the existence of a charge over that interest or property would cause a breach of the that lease.

Expired means, in relation to a Bank Guarantee, that its Expiry Date has passed whether or not a claim has been made under it by the Beneficiary.

Expiry Date means, in relation to a Bank Guarantee, the date specified in that Bank Guarantee as the latest date by which the Beneficiary may make a claim under it.

Face Value means, in relation to a Bank Guarantee:

(a)subject to paragraph (b), the amount specified in that Bank Guarantee as the aggregate maximum amount which the Beneficiary may claim under it; or

(b)if the Beneficiary makes a claim, then between when the Beneficiary makes the first of those claims and the first to occur of the Bank Guarantee Maturing or Expiring, the Face Value of the Bank Guarantee will be the difference between its original face value and the aggregate of all valid claims made under it.

Facility means each of the facilities listed in schedule 2 (and each Facility may be referred to by the Facility Name listed in schedule 2).

Facility Limit means, in respect of each Facility, the relevant Facility Limit set out in schedule 2, as reduced under this document including in accordance with clause 5.6.

Financial Close means the initial Funding Date.

Financial Indebtedness means any indebtedness or other liability (present or future, actual or contingent) relating to any financial accommodation including indebtedness or other liability:

(a)for money borrowed or raised;

(b)relating to the sale or negotiation of any negotiable instrument;

(c)as lessee under any finance lease, as hirer under any hire purchase agreement or as purchaser under any title retention agreement;

(d)relating to any preference share or unit categorised as debt under Accounting Standards;

(e)under any commodity, currency or interest rate swap agreement, forward exchange rate agreement or futures contract (as defined in any statute);

(f)under any Guarantee relating to any financial accommodation; or

(g)for any deferred purchase price (other than in the nature of warranty retention amounts) for any asset or service.

Financial Ratio means any of the financial ratios referred to in clause 9.8.

Financial Statements means a balance sheet, an income statement, a statement of changes in equity, a cash flow statement, notes comprising a summary of significant accounting policies and other explanatory note; and any directors’ declarations, directors’ reports and auditor’s reports attached to, intended to be read with or required by the Corporations Act to accompany, all or any of those documents.

Financial Year means a period of 12 months ending on 31 December.

Fixed Charges Cover Ratio means at any date the ratio of:

the aggregate amount of:

(i)Adjusted EBITDA in respect of the 12 month period ending on that date; and

(ii)Total Lease Payments in respect of the 12 month period ending on that date,

to

the aggregate amount of:

(i)Gross Interest Expense paid or payable by the Reading Entertainment Australia Group (whether payable in respect of the Facilities or otherwise) in respect of the 12 month period ending on that date; and

(ii)Total Lease Payments in respect of the 12 month period ending on that date;

Freehold Property means each freehold property owned by a Transaction Party that is the subject of a real property mortgage referred to in of schedule 3.

Funding Date means a date on which:

(a)an Advance is, or is proposed to be, made; or

(b)a Bank Guarantee is, or is proposed to be, issued, under this document

Funding Notice means a notice in accordance with clause 4.4.

Government Body means any person or body exercising an executive, legislative, judicial or other governmental function.  It includes any public authority constituted under a law of any country or political sub-division of any country.  It also includes any person deriving a power directly or indirectly from any other person or body referred to in this definition.

Gross Interest Expense means, in relation to any period, the aggregate of all interest and amounts in the nature of interest (including commissions, discount fees, acceptance fees, facility fees, the interest element of a finance lease and fees or charges) payable in connection with any Financial Indebtedness of the Reading Entertainment Australia Group (other than Excluded Financial Indebtedness) for that period on a consolidated basis, whether accrued, paid, payable or expensed (including interest expense under each of the Facilities).

Guarantee means:

(a)a guarantee, indemnity, undertaking, letter of credit, Security, acceptance or endorsement of a negotiable instrument or other obligation (actual or contingent) given by any person to secure compliance with an obligation by another person;

(b)an obligation (actual or contingent) of a person to ensure the solvency of another person or the ability of another person to comply with an obligation, including by the advance of money or the acquisition for valuable consideration of property or services; and

(c)an option under which a person is obliged on the exercise of the option to buy:

(i)any debt or liability owed by another person; or

(ii)any property which is subject to a Security Interest.

Guaranteed Money means all money:

(a)which now or in the future is owing (actually or contingently) by a Transaction Party to the Bank under or in relation to any of the Transaction Documents;

(b)which having now or in the future become owing (actually or contingently) by a Transaction Party to the Bank under or in relation to any of the Transaction Documents, ceases to be owing by reason of any law relating to insolvency and remains unpaid by the Transaction Party and unreleased by the Bank; or

(c)that now or in the future may become owing (actually or contingently) by a Transaction Party to the Bank under or in relation to any of the Transaction Documents, for any reason, whether such money is payable:

(d)by a Transaction Party alone or jointly or severally with any other person;

(e)by a Transaction Party in its own right or in any capacity;

(f)to the Bank in its own right or in any capacity; and

(g)by a Transaction Party as liquidated or unliquidated damages caused or contributed to by any breach by the Transaction Party of any obligation owed by the Transaction Party (or any other Transaction Party) to the Bank under or in relation to any of the Transaction Documents, and if any Transaction Document or any obligation of a Transaction Party to the Bank under or in relation to any of the Transaction Documents is void, voidable or otherwise unenforceable by the Bank in accordance with its terms, it includes all money which would have been within this definition if that Transaction Document or obligation was not void, voidable or otherwise unenforceable.

Guarantor means the Original Guarantors and each person that becomes a guarantor under clause 16.  If there are more than one, Guarantor means each of them individually and every two or more of them jointly.

Guarantor Accession Deed means a deed substantially in the form of schedule 8.

Half means each six month period ending on 30 June and 31 December in each year.

Hedging Transaction means a contract, agreement or arrangement (other than in respect of the price of electricity, gas, oil, foreign exchange or any other non-interest rate derivative contract) which is a futures contract or an interest rate hedge, swap, option, swaption, forward rate agreement or any other contract, agreement or arrangement similar to or having in respect of its subject matter a similar effect to any of the preceding.

Indemnity Amount means,  in relation to a Bank Guarantee, the amount or, as the case may be, the aggregate of the amounts payable by the Borrower in relation to a Bank Guarantee in accordance with clause 5.3.

Insolvency means:

(a)in relation to a corporation, its winding up or dissolution or its administration, provisional liquidation or any administration having a similar effect;

(b)in relation to an individual, his or her bankruptcy; and

(c)in relation to a person, any arrangement (including a scheme of arrangement or deed of company arrangement), composition or compromise with, or assignment for the benefit of, all or any class of that person’s creditors or members or a moratorium involving any of them.

Insolvency Event means any of the following:

(a)a person is or states that the person is unable to pay from the person’s own money (or funds or commitments provided by another Reading Entertainment Australia Group Member) all the person’s debts as and when they become due and payable;

(b)a person is taken or must be presumed to be insolvent or unable to pay the person’s debts under any applicable legislation;

(c)an order is made for the winding up or dissolution or an effective resolution is passed for the winding up or dissolution of a corporation;

(d)an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in relation to a corporation or an effective resolution is passed to appoint any such person and the action is not stayed, withdrawn or dismissed within 10 Business Days;

(e)a controller is appointed in relation to any property of a corporation;

(f)a corporation is deregistered under the Corporations Act or notice of its proposed deregistration is given to the corporation;

(g)a distress, attachment or execution is levied or becomes enforceable against any property of a person;

(h)a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of Borrower arrangement), composition or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving any of them;

(i)a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within seven days or a person presents a petition against himself or herself;

(j)a person presents a declaration of intention under section 54A of the Bankruptcy Act 1966; or

(k)anything analogous to or of a similar effect to anything described above under the law of any relevant jurisdiction occurs in relation to a person.

Insurance means insurance which a Transaction Party is obliged to take out or maintain under a Transaction Document.

Interest Rate means, in relation to a Pricing Period for an Advance until it becomes due and owing, an interest rate equal to the aggregate of the Base Rate for that Pricing Period and the Margin.

Interim Compliance Certificate means a certificate in substantially the form set out in schedule 10.

Land means any land owned or occupied by a Transaction Party that forms part of the Secured Property.

Leasehold Properties means each leasehold property leased by a Transaction Party that is the subject of a mortgage of lease referred to in schedule 3 (including the mortgage of lease described at item 11 of schedule 3).

Leverage Ratio means as at any date the ratio of:

(a)Total Gross Debt outstanding on that date; to

(b)Adjusted EBITDA in respect of the 12 month period ending on that date.

Loan to Value Ratio at any date means the ratio (expressed as a percentage) of:

(a)the aggregate of the Total Gross Debt outstanding on that date and any Outstanding Accommodation in relation a Current Bank Guarantee as at that date; to

(b)the market value of the Freehold Properties and Leasehold Properties included in the Secured Property as noted in the most recent Valuation provided to the Bank pursuant to this document and accepted by the Bank.

Management Fees means management and consulting fees payable to Reading International Inc or any of its affiliates (other than any affiliate who is a Reading Entertainment Australia Group Member) each Financial Year.

Margin means in relation to a Pricing Period for an Advance:

[***]

Material Adverse Effect means a material adverse effect on:

(a)the business, operation, property, condition (financial or otherwise) of a Transaction Party or the Reading Entertainment Australia Group taken as a whole;

(b)the ability of a Transaction Party to perform its obligations under the Transaction Documents; or

(c)the validity or enforceability of the whole or any material part of any Transaction Document or any rights or remedies of the Bank under the Transaction Documents.

Matured means,  in relation to a Bank Guarantee, that the Beneficiary has made a claim and is not entitled to claim any more under the relevant Bank Guarantee.

Merchant Services Agreement means the agreement for merchant services between the Bank and Reading Entertainment Australia Group.

Minimum Liquidity means all unrestricted Cash of the Borrower, determined on a consolidated basis, as detailed in the Borrower’s management accounts.

Month means a calendar month.

Net Sale Proceeds means in relation to the sale of the Waurn Ponds Property, the gross sale or disposal price set out in the relevant sale contract less the aggregate of estate agent commissions, conveyancing fees, adjustments (for both water and council rates), land tax owners corporation fees and fees associated with the discharge or release of an Encumbrance over the Waurn Ponds Property (as applicable) and any GST payable in relation to the sale contract.

October 2025  Amendment Date  has the meaning given to the term ‘Effective Date’ in the October 2025  Amendment Deed.

October 2025  Amendment Deed means the Amendment Deed dated on or about October 2025 between the Borrower, each Guarantor and the Bank, under which this document is amended.

Outstanding Accommodation means at any time, the aggregate of:

(a)the aggregate of the unpaid Advances outstanding under the Corporate Markets Loan Facility;

(b)the Face Values of all Current Bank Guarantees and all Indemnity Amounts in relation to each Bank Guarantee which are due and payable; and

(c)for the purposes of clauses 5.5,  10 and 18.14 only and for no other purposes, any other amounts which the Borrower owes to the Bank or which the Borrower may owe to the Bank under or in connection with the Facilities and includes:

(i)any other amounts which the Borrower owes to the Bank or which the Borrower may owe to the Bank under or in connection with any Hedging Transaction; and

(ii)all interest, costs and fees payable under the Transaction Documents,

whether such amounts are owing actually or contingently and whether such amounts are then due for payment or will or may become due for payment and includes all interest, costs and fees payable under the Transaction Documents.

When used in relation to any Facility, it means the Outstanding Accommodation in relation to Advances or Drawings under that Facility (as applicable).

Overdue Money means money due and payable from time to time under each Transaction Document.

Overdue Rate means at any time, the aggregate of the Interest Rate and a default margin of 1.00% per annum.

Parent means Reading International Cinemas LLC.

Parent Subordination Agreement means the document entitled ‘deed of subordination’  to be entered into by the Borrower, the Parent and the Bank.

Permitted Disposal means a disposal:

(a)of assets between the Transaction Parties;

(b)represented by a lease or licence of real property granted by a Transaction Party in the ordinary course of business of the Reading Entertainment Australia Group;

(c)of trading stock or cash made in the ordinary course of business;

(d)of plant and equipment in exchange for other assets comparable or superior as to type, value and quality;

(e)of obsolete or redundant assets;

(f)arising as a result of a Permitted Encumbrance or a Distribution or payment permitted by clause 9.6(f) or clause 9.6(k);

(g)of assets that are the subject of a floating charge (or its equivalent) under a Collateral Security, provided the disposal is made in the ordinary course of business;

(h)where the aggregate value of the assets disposed of in the 12 month period ending on the date of the relevant disposal (and including the value of the relevant disposal) does not exceed $2,000,000;

(i)of the Waurn Ponds Property;

(j)of cash under any Permitted Distribution; and

(k)of cash being payments of any expenses pursuant to clause 9.13(b).

Permitted Distribution means a Distribution:

(a)made by a Transaction Party only in form of dividend provided that no Event of Default, Potential Event of Default or Review Event subsists or will occur from making such Distribution; or

(b) any Net Sale Proceeds in respect of the Waurn Ponds Property; or

(c)made with the Bank’s prior written consent.

Permitted Encumbrance means:

(a)an Encumbrance which has been approved by the Bank (including the Security Interests created by any Transaction Document);

(b)any right of set off or combination arising by operation of law or practice over money deposited with a bank or financial institution in the ordinary course of the business of a Transaction Party;

(c)an Encumbrance which arises by operation of law in the ordinary course of the business of a Transaction Party provided the debt secured by that Encumbrance is paid when due or contested in good faith by appropriate proceedings;

(d)every easement, restrictive covenant, caveat or similar restriction over property, right of way, exception, encroachment, reservation, restriction, condition or limitation which arises in the ordinary course of the ordinary business of the relevant Transaction Party and does not either by itself or in the aggregate materially interfere with or impair the operation or use of a property affected thereby, have a Material Adverse Effect or otherwise restrict or prevent the Bank exercising its rights against any Secured Property under the relevant Collateral Security;

(e)every right reserved to, or vested in, any municipality or governmental or other public authority by the terms of any right, power, franchise, grant, licence or permit to control or regulate any part of the property of a Transaction Party, or to use that property in any manner which does not either by itself or in the aggregate materially interfere with or impair the operation or the use thereof, have a Material Adverse Effect or otherwise restrict or prevent the Bank exercising its rights against any Secured Property under the relevant Collateral Security;

(f)every Encumbrance incurred or deposits made in the ordinary course of ordinary business to secure the performance of tenders, statutory obligations, surety bonds, bids, leases, government contracts, performance and return of money bonds (provided that such Encumbrances do not restrict or prevent the Bank exercising its rights against any Secured Property under the relevant Collateral Security) or in connection with workers’ compensation, unemployment insurance and other types of social security;

(g)every Encumbrance incurred or deposit made in the ordinary course of the business of a Transaction Party in respect of a leasehold property, the purchase of assets or the use of utilities, provided that:

in relation to an Encumbrance incurred or deposit made in respect of the purchase of assets which secures an aggregate amount greater than $250,000 the Bank has given prior written consent to the Borrower; and

the recourse of the holder of that Encumbrance is limited to the leasehold interest, the assets purchased or use of utilities and the proceeds of enforcement of the Encumbrance.

(h)every retention of title arrangement in respect of trading stock acquired or to be acquired by a Transaction Party in the ordinary course of business;

(i)any easement, caveat or other restriction in relation to a Freehold Property that would be apparent from a title search conducted before the date of this document.

Permitted Financial Accommodation means:

(a)financial accommodation granted by a Transaction Party to another Transaction Party;

(b)loan granted by Reading Entertainment Australia Group to the Parent and/or Reading New Zealand Ltd, up to $15,100,000;

(c)any trade credit extended by a Transaction Party to its customers on normal commercial terms and in the ordinary course of business;

(d)additional financial accommodation up to a maximum aggregate amount not exceeding $15,900,000; or

(e)any other financial accommodation granted with the prior consent of the Bank.

Permitted Financial Indebtedness means:

(a)trade debt incurred in the ordinary course of business of the Transaction Parties;

(b)Financial Indebtedness incurred under the Transaction Documents;

(c)Financial Indebtedness owing from one Transaction Party to another Transaction Party;

(d)any Subordinated Debt;

(e)a $225,000 loan from the landlord of the Westlakes Cinema property;

(f)a $400,000 loan from the landlord of the Rhodes Cinema property;

(g)Financial Indebtedness arising under any performance or similar bond guaranteeing performance by a Transaction Party under any contract entered into in the ordinary course of business;

(h)Financial Indebtedness arising under a guarantee given to a landlord in respect of a lease entered into by a Transaction Party;

(i)Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers; and

(j)Financial Indebtedness not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed $2,000,000 in aggregate for the Transaction Parties at any time.

PPS Act means the Personal Property Securities Act 2009 (Cth).

PPS property means all property (other than Excluded Property) over which the Borrower or a Security Provider is legally capable under the PPS Act of granting a security interest.

Potential Event of Default means any thing which, with the giving of notice, lapse of time or determination of materiality, will constitute an Event of Default.

Pricing Period means, in relation to an Advance under the Corporate Markets Loan Facility or the Bridge Facility (as applicable), the period having the duration selected in accordance with clause 6.1 and beginning on the Funding Date in relation to the Advance.

Quarter means each three month period ending on 31 March, 30 June, 30 September and 31 December in each year.

Reading Entertainment Australia Group means, at any time, the Borrower and any subsidiary of the Borrower and Reading Entertainment Australia Group Member means any one of them.

Release Date means the Business Day following the later of:

(a)the latest of the Expiry Dates of all Current Bank Guarantees; and

(b)the date on which the Bank is satisfied in its reasonable opinion that it has been paid all amounts which are then or may in the future become due and payable to the Bank under any of the Transaction Documents and that there is no prospect that any amounts which the Bank has received in relation to any of the Transaction Documents will subsequently be made void or be required to be repaid in whole or in part.

Relevant Date means the date on which the Bank receives the Annual Compliance Certificate in accordance with clause 9.5(b) for the Financial Year ending on 31 December 2023.

Relevant Jurisdiction means Victoria.

Relevant Period means the period from (and including) 31 August 2020 to (and including) the Relevant Date.

Receiver means a receiver or receiver and manager appointed by the Bank under any Transaction Document and any person who derives a right directly or indirectly from a Receiver.

Reference Banks means each of Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Westpac Banking Corporation, or any other banks or financial institutions determined by the Bank from time to time following consultation with the Borrower.

Regulatory Event means any:

(a)change in, or introduction of a new, law or other form of regulation;

(b)change in, or introduction of a new, practice or policy of an Government Body;

(c)investigation into a Transaction Party or any related entity of a Transaction Party by a Government Body;

(d)application for or grant of an injunction or order in respect of any Encumbrance, Facility or account held with the Bank made by a Government Body, or

(e)change in, or introduction of a new, code of practice or custom relating to the provision of the Services which a reasonable and prudent banker would comply with, whether in Australia or elsewhere, that, in the Bank’s good faith opinion, applies in any way to a Transaction Party, or the Service.

Representative of a person means an officer, employee, contractor or agent of that person.

Reset Margin means the reset margin (if any) applicable if a Pricing Period is, or becomes, shorter than three months, as determined in accordance with clause 6.6.  It is 0.02% per annum (indicatively).

Restatement Deed means the document entitled ‘Restatement Deed’ executed in December 2015 between the Bank and the Transaction Parties.

Review Event means any event or circumstance described in clause 10.4.

Revolving Tranche means at any time, the aggregate of the unpaid Advances outstanding under the Corporate Markets Loan Facility at that time..

Secured Property means all property which, from time to time, is subject to a Security which forms part of the Collateral Security.

Security means any document or transaction which reserves or creates a Security Interest.

Security Interest means any interest or right which secures the payment of a debt or other monetary obligation or the compliance with any other obligation.  It includes any retention of title to any property and any right to set off or withhold payment of any deposit or other money.

Security Provider means each person who gives a Collateral Security (other than a related body corporate of the Bank).

Service means any service the Bank provides to the Borrower under or in relation to a Facility including making or processing any payment or issuing any document.

Subordinated Debt means:

(a)Financial Indebtedness that is or may become owing by the Borrower to Reading International Cinemas, LLC, that is fully subordinated on the terms set out in the Parent Subordination Agreement; and

(b)Financial Indebtedness that is or may become owing by a Transaction Party to Reading International Inc (or any subsidiary or affiliate of Reading International Inc) that is fully subordinated on substantially the same terms (except for the name and other details of the subordinated lender) as those set out in the Parent Subordination Agreement.

Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty (other than a tax on the net overall income of the Bank) and any interest, penalty, fine or expense relating to any of them.

Termination Date means, in respect of each Facility, the Termination Date set out in schedule 2,  or such other date agreed in writing by the parties.

Total Gross Debt means, on any date, all Financial Indebtedness of the Reading Entertainment Australia Group, but excluding any Excluded Financial Indebtedness.

Total Lease Payments means the aggregate amount of all rental expenditure of the Reading Entertainment Australia Group, other than rental expenditure payable to any Transaction Party, calculated in accordance with Accounting Standards, for that period.

Transaction Documents means:

(a)this document;

(b)not used;

(c)each Guarantor Accession Deed;

(d)the Collateral Security;

(e)the Parent Subordination Agreement;

(f)the ISDA Master Agreement dated 17 June 2011 between the Bank and the Borrower, as amended from time to time;

(g)each deed of consent referred to in item 12 (Deed of consent) of schedule 3 upon it being executed by the relevant parties;

(h)any agreement relating to the priority of any Security which is a Collateral Security;

(i)the Merchant Services Agreement;

(j)any document which the Borrower and the Bank agree is a Transaction Document for the purposes of this document; and

(k)each document entered into for the purpose of amending, novating, restating or replacing any of them.

Transaction Parties means the Borrower and each Guarantor.

Trust means, in relation to any Transaction Party that enters into a Transaction Document in the capacity as trustee of a trust, the relevant trust.

Trust Deed means, in relation to a Trust, the trust deed or other document which establishes or evidences that Trust.

Trustee means a Transaction Party that enters into a Transaction Document acting as the trustee of a Trust.

Valuation means a valuation of the Freehold Properties or leasehold properties included in the Secured Property addressed to the Bank, by an Approved Valuer in form and substance satisfactory to the Bank in all respects.

Verification Certificate means a certificate in substantially the form set out in schedule 6.

Waurn Ponds Property means the leasehold land improvements known as Reading Cinema Waurn Ponds, Corner Pioneer Road and Princes Highway, Waurn Ponds Victoria and described in certificate of title volume 10530 folio 739.

Waurn Ponds Property Release Date means, the date on which the Bank is satisfied in its absolute discretion that the Waurn Pond Property is sold,

in accordance with the terms of this document.

Construction

Unless expressed to the contrary, in this document: words in the singular include the plural and vice versa;

any gender includes the other genders; if a word or phrase is defined its other grammatical forms have corresponding meanings; “includes” means includes without limitation;

no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it; and

a reference to:

a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced;

an obligation includes a representation or warranty and a reference to a failure to comply with an obligation includes a breach of representation or warranty;

a right includes a benefit, remedy, discretion or power;

time is to local time in Melbourne;

“$” or “dollars” is a reference to Australian currency;

this or any other document includes the document as novated, varied or replaced and despite any change in the identity of the parties;

writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes fax transmissions;

any thing (including any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them;

this document includes all schedules and annexures to it; and

a clause, schedule or annexure is a reference to a clause, schedule or annexure, as the case may be, of this document.

Headings

Headings do not affect the interpretation of this document.

Corporations Act, GST and Accounting Standards

Unless expressed to the contrary:

“control”, “controller”, “corporation”, “disclosing entity”, “holding company”, “marketable security”, “prospective liability”, “public company”, “related body corporate” and “subsidiary” each has the meaning which it is defined to have in the Corporations Act;

“adjustment event”, “consideration”, “GST”, “input tax credit”, “supply”, “taxable supply” and “tax invoice” each has the meaning which it is defined to have in the A New Tax System (Goods and Services Tax) Act 1999; and

“economic entity”, “entity” and “finance lease” each has the meaning which it has in the Accounting Standards.

terms have the meanings given to them in the PPS Act.

Subsisting Events of Default and Potential Events of Default

An Event of Default subsists if it has occurred and has not been waived by the Bank in accordance with this document or remedied.

A Potential Event of Default subsists if it exists and has not been waived by the Bank in accordance with this document or remedied.

Not used

Inconsistency

If there is any inconsistency between this document and any other Transaction Document,  then this document prevails to the extent of that inconsistency.

Consideration

The Borrower enters into this document in consideration of the Bank agreeing to make the Facility available in accordance with this document.

Conditions precedent

Not used

Conditions precedent to Advances and Drawings

The obligation of the Bank to make any Advances or Drawings is subject to the further conditions precedent that the Bank is satisfied in its absolute discretion that:

the representations and warranties set out in clause 8.1 are correct and in all material respects not misleading in any material respect when the Funding Notice is given and on the Funding Date;

all fees and charges then due and payable in connection with the Facility have been paid (including the Restructure Fee set out in clause 9.1(a)); and

no Event of Default or Potential Event of Default subsists when the Funding Notice is given and on the Funding Date.

Facility

Nature

Subject to clauses 3 and 10.2, the Bank will make available:

the revolving Corporate Markets Loan Facility under which it will make Advances; and

the Bank Guarantee Facility under which it will issue Bank Guarantees at the request of the Borrower,

in accordance with this document.

The Borrower may request one or more Advances and Drawings in accordance with this clause 4, but so that the Outstanding Accommodation under each Facility does not at any time exceed the relevant Facility Limit.

Purpose

The Borrower must only use Advances and Drawings under each Facility for the relevant purposes set out in schedule 2, and the Borrower must promptly repay to the Bank all Advances and Drawings not used for these purposes.

Advances and Drawings

The Borrower may request an Advance or a Drawing by giving a Funding Notice to the Bank by 11.00 am at least one clear Business Day before the date the proposed Advance or Drawing is required.

An Advance under the Corporate Markets Loan Facility must not be for an amount which, when added to the Outstanding Accommodation (if any) under that Facility, causes the Facility Limit for that Facility to be exceeded.  In determining with an Advance will cause the Facility Limit to be exceeded:

the amount of all Advances repaid on the Funding Date are excluded from the calculation of the Outstanding Accommodation; and

the aggregate amount of all other Advances which the Borrower has requested to be made on the same Funding Date are included in that calculation.

The Aggregate Amount of a Drawing under the Bank Guarantee Facility must not, when added to the Outstanding Accommodation (if any) under that Facility, cause the Facility Limit for that Facility to be exceeded at any time during the Funding Period.  In determining whether the Aggregate Amount of a Drawing will cause the Facility Limit to be exceeded:

the Face Value of all Bank Guarantees under a Facility which will mature on the Funding Date for the relevant Drawing are excluded from the calculation of the Outstanding Accommodation; and

the Aggregate Amount of all other Drawings which the Borrower has requested to be made under the same Facility and on the same Funding Date are included in that calculation.

The Bank is only obliged to make Advances or accept any Drawings during the Availability Period.

Funding Notices

A Funding Notice must:

be substantially in the form of schedule 7;

be signed by an Authorised Representative of the Borrower;

specify the proposed Funding Date which must be a Business Day during the Availability Period;

specify the Facility under which the proposed Advance is to be made;

specify the amount of the proposed Advance or the Aggregate Amount of the proposed Drawing;

specify the duration of the Pricing Period for each Advance; and

in the case of any Drawing, specify whether the Drawing is:

to comprise the issue of a new Bank Guarantee, and if so, also specify the date to be shown as the Expiry Date, the person to be named as the Beneficiary and the Face Value of each requested Bank Guarantees; or

deemed to comprise an existing bank guarantee that prior to the date of this document has been issued by the Bank at the request of the Borrower and, if so, specify the date shown as the Expiry Date, the person named as the Beneficiary and the Face Value of that bank guarantee.

The requirement of a Funding Notice is for the benefit of the Bank.  The Bank may waive the requirement at any time and in any manner.

A Funding Notice is irrevocable from the time of its actual receipt in legible form by the Bank.

Not used

Not used

Not used

Bank Guarantee Facilities

In the case of the Bank Guarantee Facility on the Funding Date specified in the Funding Notice:

the Bank must for the purposes of a Drawing contemplated under clause 4.4(a)(vii)(A),  issue each Bank Guarantee requested in the Funding Notice in accordance with that Funding Notice; or

the parties agree that for the purposes of a Drawing contemplated under clause 4.4(a)(vii)(B), the existing bank guarantee referred to in the Funding Notice is deemed to be a Bank Guarantee issued in accordance with the Bank Guarantee Facility and that Funding Notice.

Cancellation

The Borrower may cancel the Available Commitment or any part of it (being $100,000 or an integral multiple of that amount) by giving 30 Business Days’ notice to the Bank specifying the amount to be cancelled and the date on which the cancellation takes effect.  The cancellation takes effect on the date specified in the notice (which must be a date not earlier than five Business Days after the date the Bank receives the notice).

Market disruption

If the Bank determines that a Market Disruption Event occurs or has occurred in relation to an Advance, then the Bank will promptly notify the Borrower, and the Interest Rate on that Advance for that Pricing Period will be the rate per annum which is the sum of:

the Margin for the Advance; and

the rate notified to the Borrower as soon as practicable and in any event no later than the Business Day before interest is due to be paid in respect of that Pricing Period, to be that which expresses as a percentage rate per annum the cost to the Bank of funding that Advance from whatever source or sources the Bank may reasonably select.

For the purposes of clause 4.10(a):

Market Disruption Event means:

at or about the time on the day (Quotation Day) for the Bank to determine the Screen Rate for the relevant currency and Pricing Period, the Screen Rate is not available and the Bank is unable to specify another page or service displaying an appropriate rate; or

in relation to an Advance, before 5.00 pm (local time) on the Business Day after the Quotation Day for the relevant period, the Bank notifies the Borrower, that as a result of market circumstances not limited to the Bank the cost to the Bank of funding the Advance exceeds the Screen Rate.

Screen Rate means the rate specified in paragraph (a) of the definition of “Base Rate”.

Alternative basis of interest or funding

If a Market Disruption Event occurs and the Bank or the Borrower so requires, the Bank and the Borrower will enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or discount.

Pricing Review Events

The Bank has the right to review the pricing applicable to a Facility (Review):

at any time if the Bank reasonably believes that an Event of Default subsists;

at any time:

a change occurs in the financial markets which affects financial institutions generally; and/or a general change occurs in the cost of funds in the financial markets in which the Bank raises funds (not being a change resulting from a change in the Bank’s credit rating or any other matter relating specifically to the Bank).

The Bank may request the Borrower to provide information in connection with a Review and the Borrower must provide such information as soon as possible following receipt of the request.

Consequences of a Pricing Review

Following a Review, the Bank may, by giving written notice to the Borrower and/or by way of advertisement in the local or national press:

introduce a new fee, charge or premium or change an existing fee, charge or premium (including its amount, the way in which it is calculated and when it is charged); and

change the acceptance margin, line fee, interest rate or yield rate applicable to a Facility including by changing or introducing a margin (including by making the margin positive or negative), or substituting a different indicator rate for the relevant indicator rate (except where the rate is a fixed rate).

Where the Bank gives the Borrower notice under clause 4.10(a) by way of advertisement in the local or national press, the Bank will also endeavour to directly notify the Borrower of the change although the Bank will not be precluded from charging the new or adjusted pricing if it does not directly notify the Borrower.

An introduction or change of a matter specified in clause 4.10(a) takes effect on the date specified in the relevant notice to the Borrower  (which must be at least 30 days after the date on which the notice is given to the Borrower).

Payments

Not used

Voluntary prepayments

In relation to any Advance, the Borrower:

may prepay any Advance or a part of it (being a minimum of $100,000 or an integral multiple of that amount) by giving 5 Business Days’ notice to the Bank specifying the amount to be prepaid and the date on which the prepayment will be made;

may, subject to clauses 4.3 and 5.6, redraw any amount prepaid in accordance with this clause 5.2 which forms part of the Revolving Tranche; and

must make any prepayment under this document together with accrued interest on the amount prepaid, any fees payable under clause 9.1 and any Break Costs, but otherwise without premium or penalty.

The Borrower may reimburse or repay the Face Value in respect of any Current Bank Guarantee by:

providing to the Bank, cash collateral (on terms satisfactory to the Bank and subject to clause 10.3) in an amount not less than the Face Value of the Bank Guarantee; or

cancelling that Bank Guarantee by returning the original to the Bank together with written confirmation from the Beneficiary that the Bank has no further liability under that Bank Guarantee.

Indemnity in respect of Bank Guarantees

Without limiting clause 12.1, the Borrower indemnifies the Bank against any liability, loss, cost or expense sustained or incurred in relation to any Bank Guarantee or as a direct or indirect consequence of any claim made or purported to be made under any Bank Guarantee, or anything done by any person who is or claims to be entitled to the benefit of a Bank Guarantee.

Without limiting clause 5.3(a), the Borrower must pay to the Bank all amounts claimed by or paid to any Beneficiary in relation to any Bank Guarantee (whether or not the Beneficiary was entitled to make that claim or the Bank was required to make that payment), including any payment made by the Bank under clause 10.2(a)(iv)(B).

The Borrower’s obligations under clause 5.4 are absolute and unconditional.  They are not affected by any reduction, termination or other impairment by set-off, deduction, abatement, counterclaim, agreement, defence, suspension, deferment or otherwise.

The Borrower is not released, relieved or discharged from any obligation under this document, nor will such obligation be prejudiced or affected for any reason, including:

any falsity, inaccuracy, insufficiency or forgery of or in any demand, certificate or declaration or other document which on its face purports to be signed or authorised under a Bank Guarantee;

any failure by the Bank to enquire whether a cable, telex or other notification was inaccurately transmitted, received or given by an unauthorised person (other than where such failure occurs due to the wilful default or fraud of the Bank);

the impossibility or illegality of performance of, or any invalidity of or affecting, any Transaction Document or Bank Guarantee or any other document;

any act of any Government Body or arbitrator including any law, judgment, decree or order at any time in effect in any jurisdiction affecting any Transaction Document or Bank Guarantee or any document delivered under a Transaction Document;

any failure to obtain any consent, license or other authorisation necessary or desirable in connection with any Transaction Document or any Bank Guarantee; or

any other cause or circumstance, foreseen or unforeseen, whether or not similar to any of the above, affecting any Transaction Document or Bank Guarantee or any transaction under a Transaction Document or Bank Guarantee, and the Bank need not inquire into any of these matters.

The Bank is irrevocably authorised and directed by the Borrower to pay immediately against a demand appearing or purporting to be made by or on behalf of a Beneficiary, any sums up to the Face Value of a Bank Guarantee which may be demanded from the Bank from time to time without any reference to or any necessity for confirmation or verification on the part of the Borrower, and notwithstanding any instructions from the Borrower to the contrary.

The obligations of the Borrower will not be affected or in any way limited by any falsity, inaccuracy, insufficiency or forgery of or in any notice or demand pursuant to any liability or the failure of the Bank to enquire (other than where such failure arises due to the wilful default or fraud of the Bank) whether any notice or demand has been inaccurately transmitted or received from any cause whatsoever or has been given or sent by an unauthorised person.

Mandatory prepayments

Unless the Bank otherwise agrees, if any of the assets, business or undertaking of any Transaction Party is the subject of any Disposal (other than a Permitted Disposal) the Borrower must apply or ensure is applied an amount equal to the cash or equivalent proceeds received by the Transaction Party from the Disposal net of reasonable transaction costs and Taxes in prepayment of Outstanding Accommodation or at the Borrower’s election, in permanent reduction of the unused portion of one or more of the Facility Limits.

.

Repayment

Subject to clause 10.2 and clause 10.3,  each Borrower must:

pay instalments, in permanent reduction of the Outstanding Accommodation and the Facility Limit for the Corporate Markets Loan Facility, of:

$500,000 on the last Business Day of the Quarter ending on 31 December 2025;

$1,700,000 on the last Business Day of each of the Quarters ending on 31 March 2026 and 30 June 2026; and

$1,100,000 on the last Business Day of each Quarter thereafter until the Outstanding Accommodation in respect of the Corporate Markets Loan Facility is $80,000,000.

repay the Outstanding Accommodation in respect of each Facility on the Termination Date in respect of that Facility; and

subject to clause 5.8, and any other provision in a Transaction Document that provides otherwise, pay any other amounts payable in connection with the Transaction Documents, to the Bank on demand.

Not used

Not used

Release of Waurn Ponds Property on Waurn Ponds Property Release Date

On the Waurn Ponds Property Release Date, the Bank releases and discharges the registered caveat AJ188641H with respect to the leasehold mortgage over the Waurn Ponds Property dated 12 September 2011  granted by Reading Cinemas Pty Ltd,  in favour of the Bank.

Subject to this clause 5.8, each Transaction Party acknowledges and agrees that nothing else in this document or any other Transaction Document terminates, releases or otherwise affects any other Collateral Security granted by a Transaction Party under a Transaction Document.

Interest and fees

Pricing Periods

Subject to clause 6.1(c), the Pricing Period for each Advance must be a period of 30, 60 or 90 days or six Months or another period agreed by the Bank.

Subject to clause 6.1(c), the first Pricing Period for an Advance commences on its Funding Date and will have the duration specified in the relevant Funding Notice.  Each subsequent Pricing Period for the Advance:

commences on the day after the preceding Pricing Period for the Advance expires; and

is a period notified by the Borrower to the Bank at least two Business Days before the last day of the current Pricing Period, but if the Borrower does not give notice, is of the same duration as the Pricing Period which immediately precedes it.

A Pricing Period:

which would otherwise end on a day which is not a Business Day ends on the next Business Day and a Pricing Period which would otherwise end after the Termination Date ends on the Termination Date.  For the avoidance of doubt, if a Pricing Period ends on a day that is not followed by a Business Day, the Bank may extend that Pricing Period accordingly (except where this would be contrary to clause 6.1(c)(ii), in which case the Bank may shorten the Pricing Period); and

May be adjusted by the Bank where necessary so that:

a Pricing Period starts on a Business Day;

all Advances will have the same Pricing Period;

a Pricing Period does not end after the Termination Date; and

if a new Advance is made during a Pricing Period for an existing Advance, the first Pricing Period for that new Advance ends on the same day as the Pricing Period for the existing Advance.

Payment and rate

In respect of the Corporate Markets Loan Facility:

interest for each day is calculated by applying the Daily Interest Rate to the Advance at the end of that day (excluding any amount to which the Overdue Rate applies); and

the Borrower must pay accrued interest in respect of:

each Pricing Period, on the First Business Day after the expiry of that Pricing Period; and

the last Pricing Period, for the period up to and including the Termination Date, on the Termination Date.

The Borrower must pay interest on Overdue Money, and such interest must be paid on demand by the Bank.

The interest rate on Overdue Money will be the Overdue Rate.

Computation of interest

Interest will:

accrue from day to day; be computed from and including the day when the money on which interest is payable becomes owing to the Bank by the Borrower until but excluding the day of payment of that money; and be calculated on the actual number of days elapsed on the basis of a 365 day year.

Capitalisation of interest

The Bank may:

capitalise, on a monthly or other periodical basis as the Bank determines, any part of any interest which becomes due and payable and interest is payable in accordance with this document on capitalised interest; and continue to capitalise interest despite: that as between the Bank and the Borrower the relationship of Bank and customer has ceased; any composition agreed to by the Bank; any judgment or order against the Borrower; or any other thing.

Merger

If the liability of the Borrower to pay to the Bank any money payable under a Transaction Document becomes merged in any deed, judgment, order or other thing, the Borrower must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the higher of the rate payable under the Transaction Documents and that fixed by or payable under that deed, judgment, order or other thing.

Reset Margin

The Borrower must pay a Reset Margin where a Pricing Period is, or becomes, shorter than 3 months.

The Reset Margin (if any) for a Pricing Period:

will be determined by the Bank on the commencement of that period; will be advised to the Borrower in writing shortly after the commencement of that period; and will be fixed for that period.

Subject to clause 6.6(b), if a Reset Margin is applicable to a Facility, the Bank may vary the rate of the Reset Margin from time to time (and any rate set out in this document is indicative only).  The Bank publishes Reset Margin rates periodically on nab.com.au.

The Reset Margin will be payable in arrears:

on the first Business Day following the end of each Pricing Period that is shorter than 3 months;

on the Termination Date of the relevant Facility; and upon the early repayment or all or part of the relevant Advance.

The Reset Margin is calculated on a daily basis on the outstanding principal amount of the relevant Advance on the basis of a 365 day year and the actual number of days elapsed.

Margin adjustments by reference to the Leverage Ratio

Subject to paragraph (b) below, any Margin adjustment will take effect on the first day of the Pricing Period commencing after receipt by the Bank of the Compliance Certificate.

If Compliance Certificate is not delivered within 30 Business Days of the required date under clause 9.5(a) or (c) (as applicable), then the Margin will be the highest Margin as set out in the definition of Margin until such time as the applicable Compliance Certificate evidencing the Leverage Ratio is delivered.

Payments

Place, manner and time of payment

Each Transaction Party must make payments to the Bank under the Transaction Documents:

at the address specified in clause 19.3 or at such other place reasonably required by the Bank;

in a manner reasonably required by the Bank; by 11.00 am local time in the place where payment is required to be made; and in immediately available funds and without set-off, counter claim, condition or, unless required by law, deduction or withholding.

Gross-up

If a Transaction Party is required by law to deduct or withhold Taxes from any payment it must:

make the required deduction and withholding;

pay the full amount deducted or withheld in accordance with the relevant law; deliver to the Bank an original receipt for each payment; and pay an additional amount with such payment so that, after all applicable deductions or withholdings, the Bank actually receives for its own benefit the full amount which would have been payable to the Bank if no deduction or withholding had been required.

Appropriation

Subject to any express provision to the contrary in any Transaction Document, the Bank may appropriate any payment towards the satisfaction of any money due for payment by the Borrower in relation to a Transaction Document in any way that the Bank thinks fit and despite any purported appropriation by the Borrower.

Representations and warranties

Nature

Each Transaction Party represents and warrants that:

duly incorporated:  if it purports to be a corporation, it is duly incorporated in accordance with the laws of its place of incorporation, validly exists under those laws and has the capacity to sue or be sued in its own name and to own its property and conduct its business as it is being conducted;

capacity:  it has capacity unconditionally to execute and deliver and comply with its obligations under the Transaction Documents;

action taken:  it has taken all necessary action to authorise the unconditional execution and delivery of, and the compliance with its obligations under, the Transaction Documents to which it is a party;

binding obligations:  each Transaction Document constitutes the valid and legally binding obligations of, and is enforceable against it by the Bank in accordance with its terms (subject to any necessary stamping or registration and to equitable principles and insolvency laws);

priority:  each Security Interest which each Transaction Document purports to create exists and has the priority which the Bank has agreed to (subject to any necessary stamping and registration);

authorisations:  each authorisation from, and filing and registration with, a Government Body necessary to enable it to unconditionally execute and deliver and comply with its obligations under the Transaction Documents to which it is a party has been obtained, effected and complied with;

no contravention:  the unconditional execution and delivery of, and compliance with its obligations by it under, the Transaction Documents to which it is a party do not:

contravene any law to which it or any of its property is subject or any order or directive from a Government Body binding on it or any of its property; contravene its constituent documents; contravene any agreement or instrument to which it is a party; contravene any obligation it has to any other person; or require it to make any payment or delivery in relation to any Financial Indebtedness (other than Excluded Financial Indebtedness) before the scheduled date for that payment or delivery;

correct information:  all information given and each statement made to any Bank by it or at its direction in relation to the Transaction Documents, is correct, complete and not misleading;

full disclosure:  it has disclosed to the Bank all information which the Borrower has or has access to and which is relevant to the assessment by the Bank of the nature and amount of the risks undertaken by the Bank becoming a creditor of or taking a Security from it;

Financial Statements:  the Financial Statements of each of Transaction Party given to the Bank under clause 9.3:

are a true, fair and accurate statement of their respective financial performance and position and their respective consolidated financial performance and position at the date to which they are prepared; and

have been prepared in accordance with clause 9.2 and 9.3, except for such departures expressly disclosed in those Financial Statements;

no change in financial position:  there has been no change in the financial performance or position of a Transaction Party since the date to which the last Financial Statements given to the Bank under clause 9.3 were prepared, which has a Material Adverse Effect;

no related party transaction:  no person has contravened or will contravene sections 208 or 209 of the Corporations Act due to a Transaction Party entering into or performing its obligations under a Transaction Document;

no proceeding:  except as notified to the Bank in writing before the date of this document, no litigation, arbitration or administrative proceeding is current, pending or, to the knowledge of the Borrower, threatened, which has, or the adverse determination of which would be likely to have, a Material Adverse Effect;

no trust:  except as notified to the Bank in writing before the date of this document, no Transaction Party enters into a Transaction Document as trustee of any trust;

sole owner and no Encumbrances:  except as notified to the Bank in writing before the date of this document:

each Transaction Party is the sole legal and beneficial owner of the property it purports to own; and

there are no Encumbrances over the property of any Transaction Party other than Permitted Encumbrances;

no existing default:  no Event of Default, Review Event or Potential Event of Default subsists;

ranking of obligations:  each obligation of the Borrower under this document ranks at least pari passu with all unsecured and unsubordinated obligations of the Borrower except obligations mandatorily preferred by law;

warranties correct:  the representations and warranties given by any Transaction Party in any Transaction Document are correct in all material respects and not misleading in any material respect and will be when given or repeated;

no immunity:  each Transaction Party and its property are free of any right of immunity from set-off, proceedings or execution in relation to its obligations under any Transaction Document;

insurance:  the Insurances are enforceable against the relevant insurer in accordance with their terms and are not void or voidable;

trust provisions:  in relation to each Transaction Party which enters into any Transaction Document as trustee of a Trust:

the Trustee has power as trustee of the Trust to execute and perform its obligations under the Transaction Documents; the Trustee, in executing the Transaction Documents and entering into those transactions, have properly performed their obligations to the beneficiaries of the Trust; all necessary action required by the Trust Deed to authorise the unconditional execution and delivery of, and compliance with its obligations under, the Transaction Documents has been taken; the Trustee is the only trustee of the Trust; no effective action has been taken to remove the Trustee as trustee of the Trust or to appoint an additional trustee of the Trust;

(l)the Trustee has a right to be fully indemnified out of the property of the Trust in relation to all of its obligations under the Transaction Documents; the Trustee has not released or disposed of its equitable lien over the property of the Trust which secures that indemnity; and the property of the Trust is sufficient to satisfy that indemnity; the Trustee has complied with all of its obligations as trustee of the Trust in relation to execution of the Transaction Documents; no effective action has been taken or, so far as the Trustee is aware, is contemplated by the beneficiaries of the Trust to terminate the Trust;

the Trustee has disclosed to the Bank full details of: the Trust and any other trust or fiduciary relationship affecting the property of the Trust and, without limitation, has given to the Bank copies of any instruments creating or evidencing the Trust; and the Trustee’s other trusteeships (if any);

the Trust is properly constituted and the Trust Deed is not void, voidable or otherwise unenforceable;

the rights of the beneficiaries of the Trust in relation to, and their interest in, the property of the Trust are subject to: the rights of the Bank in relation to, and their respective interests in, the property of the Trust; and any rights or interests in the property of the Trust to which the Bank may from time to time be subrogated; and the Trustee: if it is a corporation, is duly incorporated in accordance with the laws of its place of incorporation, validly exists under those laws and has the capacity to sue and be sued in its own name, to own property and to act as trustee of the Trust; if it is natural person, has the capacity to be trustee of the Trust;

solvency: each Transaction party is not insolvent; corporate benefit: each of the Transaction Parties will receive corporate benefit by entering into the Transaction Documents to which they are a party.

General

The interpretation of any statement contained in any representation or warranty will not be restricted by reference to or inference from any other statement contained in any other representation or warranty.

The Borrower acknowledges that the Bank enters into the Transaction Documents in reliance on each representation and warranty.

Each representation and warranty survives the execution of the Transaction Documents and is deemed to be repeated with reference to the facts and circumstances then existing on the date each Funding Notice is issued, on each Funding Date, on the last day of each Funding Period and on each day that an Annual Compliance Certificate or Interim Compliance Certificate is given.

General obligations

Fees

The Borrower must pay to the Bank:

(a)not used;

(b)not used;

(c)Corporate Markets Loan Facility fee: a non-refundable facility fee on the Facility Limit in respect of the Corporate Markets Loan Facility [***] from the October 2025 Amendment Date, which will: accrue from day to day from the date of this document up to and including the Termination Date; be payable quarterly in arrears, on the first Business Day of each Quarter; be calculated on the actual number of days elapsed and on the basis of a 365 day year;

(d)Not used;

(e)Bank Guarantee service fee:  on and from the first services fee charge date following the August 2023  Amendment Date, a non-refundable fee of [***] calculated on the Face Value of the Bank Guarantee, payable on a pro-rata basis half yearly in arrears, with the first payment due six months after the relevant Funding Date of the Bank Guarantee, and subsequent payments due every six months thereafter until the Bank Guarantee Matures or Expires or is cancelled. This fee will be calculated on the actual number of days elapsed and on the basis of a 365 day year; and

(f)Bank Guarantee issuance fee: a non-refundable fee in respect of each Bank Guarantee [***]), payable on the relevant Funding Date of the Bank Guarantee.

Records

The Borrower must ensure that each Transaction Party:

prepares and keeps books, accounts and other records in accordance with the law and Accounting Standards; and on demand, makes the same available for inspection and copying by the Bank.

Financial Statements and other financial information

The Borrower must give to the Bank:

Annual Financial Statements:  as soon as practicable, and in any event within 120 days after the end of each Financial Year the consolidated audited Financial Statements of the Reading Entertainment Australia Group for that Financial Year;

Quarterly Financial Statements:  as soon as practicable, and in any event within 45 days after the end of each Quarter (other than the Quarter ending 31 December)  the consolidated unaudited Financial Statements of the Reading Entertainment Australia Group for that Quarter (showing both actual and budget figures and any information regarding the effect of AASB 16 on EBITDA, including but limited to, AASB 16 interest expense and AASB 16 depreciation);

group structure diagram: within 120 days after the end of each Financial Year, a group structure diagram in relation to Reading International Inc. and the Reading Entertainment Australia Group which lists all the then Group Members and which contains such other information in relation to the legal relationship between Reading International Inc. and the Reading Entertainment Australia Group Members as the Bank reasonably requires;

budget: as soon as practicable, and in any event before 31 March for each Financial Year, a consolidated budget for the Reading Entertainment Australia Group for the current Financial Year showing the budgeted profit and loss, balance sheet and cash flow for the Reading Entertainment Australia Group and such other matters customarily dealt with in such budgets;

not used;

other financial information:  promptly on reasonable notice from the Bank, such additional information in relation to the financial condition and the operations of the Borrower and each other Transaction Party as the Bank reasonably requests from time to time.

The Borrower must ensure that all Financial Statements given to the Bank under the Transaction Documents are prepared in accordance with the Corporations Act and the Accounting Standards.

If after the date of this document there is a change in the accounting principles or practices referred to in the definition of 'Accounting Standards' and the Bank or the Borrower reasonably considers that, if the change were to apply for the purposes of this document, the change would have a material effect on the Financial Statements or the calculation of the financial ratios in clause 9.8, the Bank and the Borrower shall endeavour to agree mutually acceptable changes to this document so that the accounting change can be adopted for the purposes of this document.

Adjustments for AASB 16

The parties acknowledge that:  AASB 16 took effect on and from 1 January 2019, which changed or eliminated the distinction between operating leases and finance leases; and the parties are continuing to assess the potential effect of AASB 16 on the calculation of the financial ratios referred to in clause 9.8 and the related definitions.

For each Calculation Date occurring on or prior to 31 December 2021: the financial ratios referred to in clause 9.8 and the related definitions will be calculated ignoring any changes following AASB 16 taking effect on 1 January 2019; and the Company must provide with its Financial Statements and other financial information any reconciliation statements (audited, where applicable) necessary to enable the financial ratios in clause 9.8 and the related definitions to be calculated in accordance with clause 9.4(b)(i).

If, in the reasonable opinion of the Borrower or the Bank, at any time after 31 December 2021, taking into account the AASB 16 changes when calculating the financial ratios referred to in clause 9.8 and the related definitions would materially alter the effect of, or the calculation of, those financial ratios or related definitions, the Borrower and the Bank will negotiate in good faith to amend the relevant undertakings and definitions so that they have an effect comparable to that as if the AASB 16 changes did not apply.

Other information

The Borrower must give to the Bank:

other information:  on reasonable notice from the Bank, any other information in the possession or under the control of a Transaction Party which in the Bank’s reasonable opinion is necessary to verify the Borrower’s compliance with any Transaction Document;

Annual Compliance Certificate: as soon as practicable, and in any event within 120 days after the end of each Financial Year, an Annual Compliance Certificate for that Financial Year signed by at least one director of the Borrower;

Interim Compliance Certificate:    as soon as practicable, and in any event within 45 days after the end of each Quarter (other than the Quarter ending 31 December) an Interim Compliance Certificate for the previous 12 months signed by at least one director of the Borrower;

tenancy schedule: as soon as practicable, and in any event within 120 days of the end of each Financial Year an updated tenancy schedule for each Freehold Property, including (without limitation) the following details:

the name of each tenant;

area let by each tenant;

current passing rent paid by each tenant;

the lease start date;

the lease term;

the lease maturity date;

the option term (if any);

rent review details; and

any other material or special clauses or conditions;

Valuations: on demand (provided that no more than one demand is made in a Financial Year and the Bank reasonably considers that there has been a material devaluation of the freehold and leasehold interests subject to the Collateral Security), a Valuation in respect of each Freehold Property and leasehold interest that is subject to the Collateral Security. Each Valuation is to be at the Borrower’s expense, addressed to the Bank, conducted by an Approved Valuer and in a form and substance (other than as to value) reasonably satisfactory to the Bank;

details of any proceeding:  full details of any litigation, arbitration, administrative proceeding or native title claim which affects a Transaction Party and which has or the adverse determination of which would be likely to have a Material Adverse Effect, as soon as it is commenced or to the knowledge of the Borrower is threatened; and

claims: on being notified of it, full details of any event which entitles the Borrower or the Bank to claim more than $1,000,000 under the Insurances.

Other financial undertakings

Each Transaction Party must ensure that:

negative pledge:  no Encumbrances exist on its property, except Permitted Encumbrances;

permitted financial transactions:    it does not, without the prior written consent of the Bank:

incur any Financial Indebtedness except Permitted Financial Indebtedness; provide any financial accommodation (excluding trade credit in the ordinary course of business) except Permitted Financial Accommodation;

disposals:  must not dispose of any of its assets, either in a single transaction or in a series of transactions whether related or not and whether voluntary or involuntary, except Permitted Disposals;

mergers:  a Transaction Party does not:

enter into any merger, reconstruction or amalgamation; or

acquire any property or business or make any investment if the property, business or investment is substantial in relation to the relevant Transaction Party,

if it would have or be likely to have a Material Adverse Effect;

maintain status:    it does everything necessary to maintain its corporate existence in good standing and:

ensures that it has the right and is properly qualified to conduct its business in all relevant jurisdictions; and obtains and maintains all Authorisations necessary for the conduct of its business; and  complies with all laws affecting it or its business in all relevant jurisdictions

Distributions: it must not make any Distribution except a Permitted Distribution;

Taxes: must

promptly pay when they become due for payment (or reimburse the Bank on demand for) all Taxes payable by it from time to time other than Taxes being contested in good faith where it has made adequate provisioning; not transfer any Tax losses to any person other than to the Borrower in connection with the preparation of consolidated annual Financial Statements or in connection with the Reading Entertainment Australia Group's tax consolidation arrangements; and

not become a member of a consolidated group for the purposes of Part 3-90 of the Income Tax Assessment Act 1936 and the Income Tax Act 1997 including any amendments thereto (including any amendments made by the New Business Tax (Consolidation Act (No. 1)) 2002 and the New Business Tax System (Consolidation, Value Shifting, Damages and other Measures) Act 2002) other than in accordance with a Tax Sharing Agreement or otherwise on terms approved by the Bank;

Guarantor coverage:

(i)Subject to paragraph (ii), the Borrower shall ensure that at all times:

the aggregate of total assets (calculated on the same basis as total assets of the Reading Entertainment Australia Group) of the Guarantors represents at least 90 per cent of total assets of the Reading Entertainment Australia Group; and

the aggregate EBITDA of the Guarantors (calculated on the same basis as EBITDA of the Reading Entertainment Australia Group) represents at least 90 per cent of EBITDA of the Reading Entertainment Australia Group;

any member of the Reading Entertainment Australia Group which contributes 5 per cent of more of EBITDA of the Reading Entertainment Australia Group is a Guarantor; and any member of the Reading Entertainment Australia Group which holds intellectual property which the Bank considers to be material to the operations of the Reading Entertainment Australia Group is a Guarantor

(and in each case the figures for the Guarantors will be calculated on an unconsolidated basis and excluding all intra-Reading Entertainment Australia Group items and investments in Subsidiaries); and

where an entity becomes a member of the Reading Entertainment Australia and is required to become a Guarantor to comply with paragraph (i), the Borrower shall ensure: the entity becomes an Additional Guarantor by executing a Guarantor Accession Deed;

the entity executes a general security agreement over all its assets in favour of the Bank, in form and substance consistent with the general security agreements previously executed by the other Guarantors; and provides the Bank with any documents or evidence in relation to the entity as the Bank may reasonably consider necessary in respect of the entering into, validity and enforceability of the accession documents, as soon as reasonably practicable and in any event within 45 days.

Provided the Borrower complies with this paragraph (ii), the Borrower will not be in breach of paragraph (i) by reason only that the entity is not a Guarantor.

Major developments: in respect of any major development projects to be undertaken by the Transaction Parties (that are outside of the budgeted capital expenditure that has been disclosed to the Bank):

the Bank is provided with development budgets and other information reasonably requested by the Bank; and

Major acquisitions: in respect to any acquisitions or investments in assets to be undertaken by the Transaction Parties, the Bank’s written consent is obtained for (and prior to) the purchase of:

any freehold title or ground lease with a remaining tenor of 25 years or more and a consideration greater than $50,000,000; and the purchase of any other operating business assets with a consideration greater than $25,000,000.

Management Fees: no Management Fees are paid except:

at any time on or prior to the Relevant Date, with the Bank’s prior written consent; and

at any time after the Relevant Date, if no Event of Default subsists and provided that the aggregate amount of Management Fees paid per Financial Year does not exceed $5,000,000.

Preservation and protection of Security: it does everything necessary or reasonably required by the Bank to: keep the Secured Property in good repair and in good working order;

promptly pay when they become due for payment (or reimburse the Bank on demand for) all Taxes payable in respect of the Secured Property;  preserve and protect the value of the Secured Property as a whole; and protect and enforce its title and the Bank’s title as mortgagee to the Secured Property mandatory hedging: in respect of the Borrower only, as soon as practicable, but in any event by 30 June 2024, it enters into an interest rate Hedging Transaction with the Bank in respect of at least 50% of the Facility Limit of the Corporate Markets Loan Facility on such terms in accordance with the Borrower’s hedging strategy.

Insurance

Subject to the provisions of the Transaction Documents, the Borrower must effect and maintain insurance over and in relation to the Secured Property, the business operations of the Group (including business interruption) and for public liability with insurers, for amounts, against risks and on terms and conditions: that the Bank reasonably requires; or if the Bank does not notify the Borrower of its requirements, that a prudent and reasonable owner of the Secured Property would effect and maintain, including insurance for full replacement value on a reinstatement basis.

Subject to the provisions of the Transaction Documents, the Borrower must give to the Bank on demand a certificate in form and substance satisfactory to the Bank from the insurer to the effect that the required Insurances are current and no premium is overdue.

Financial ratios

The Borrower must ensure that:

Fixed Charges Cover Ratio:

at each Calculation Date from and including 30 September 2025 until 30 June 2027, the Fixed Charges Cover Ratio for the Calculation Period ending on that Calculation Date is not less than 1.40 times;

at each Calculation Date from and including 30 September 2027 until 30 June 2029, the Fixed Charges Cover Ratio for the Calculation Period ending on that Calculation Date is not less than 1.60 times; and

at each Calculation Date thereafter from and including 30 September 2029, the Fixed Charges Cover Ratio for the Calculation Period ending on that Calculation Date is not less than 1.70 times;

Leverage Ratio:

at each Calculation Date from and including 30 September 2025 to 30 June 2026, the Leverage Ratio for the Calculation Period ending on that Calculation Date is less than or equal to 5.00 times;

at each Calculation Date from and including 30 September 2026 to 30 June 2027, the Leverage Ratio for the Calculation Period ending on that Calculation Date is less than or equal to 4.50 times; and

at each Calculation Date thereafter from and including 30 September 2027, the Leverage Ratio for the Calculation Period ending on that Calculation Date is less than or equal to 4.00 times;

Loan to Value Ratio: at each Calculation Date, the Loan to Value Ratio for the Calculation Period ending on that date is less than or equal to 70%; and

Minimum Liquidity: the Borrower’s Minimum Liquidity is at all times at least:

up to and until 14 May 2025, $2,500,000; and thereafter $5,000,000.

(b)A financial ratio or amount to be determined under clause 9.8(a) must be tested or determined by reference to the most recently prepared Financial Statements.  The calculation of any amounts on a consolidated basis must be made in accordance with the requirements of the Accounting Standards relating to the consolidation of entities.

Environment

Each Transaction Party must ensure that at all times all practical and reasonable steps that can be taken and measures and precautions that can be adopted are taken or adopted by each Transaction Party to ensure that:

all persons, things and activities of any kind on or using the Land comply with all Environmental Laws and any consent, permit, approval, licence, authorisation, certification, order or direction granted or issued under any Environmental Law; if there is any non-compliance with any Environmental Law or any consent, permit, approval, licence, authorisation, certification, order or direction granted or issued under any Environmental Law:

the impact on the Land and the environment is minimised; and

steps are taken as quickly as possible to rectify the non-compliance, eliminate or reduce any liability arising from the non-compliance and to ensure the non-compliance does not recur;

it or any person on the Land does not:

allow onto or permit to exist on the Land any Contaminant; or

allow a Contaminant to escape or be released into the environment,

if to do so would be in breach of any Environmental Law or any consent, permit, approval, licence, authorisation, certification, order or direction granted or issued under any Environmental Law or could give rise to an order or direction being issued under any Environmental Law; and

if any Contaminant is discovered on or affecting the Land (other than a Contaminant which is safely stored in accordance with lawful authority) or, without lawful authority, escapes or is released from the Land into the environment:

the impact on the Land and the environment is minimised; and

steps are taken as quickly as possible to safely contain the Contaminant and to remove the Contaminant from the environment or the Land or reduce the levels of the Contaminant to a level required or recommended by the relevant Government Body as safe and in either case to eliminate or reduce any liability arising from the Contaminant and do all things necessary to restore the Land and the environment.

If there is any non-compliance under clauses 9.9(a)(i), (ii) or (iii) or any Contaminant is discovered or the Borrower has reason to believe that there is some Contaminant on the Land requiring action to be taken under clause 9.9(a)(iv), the Borrower must immediately notify the Bank.

If there is or the Bank has reason to believe that there may be any non‑compliance under clauses 9.9(a)(i),  (ii) or (iii) or any Contaminant is discovered or the Bank has reason to believe that there is some Contaminant on the Land requiring action to be taken under clause 9.9(a)(iv), the Borrower, at the request of the Bank, must procure and furnish to the Bank, in a form acceptable to the Bank, an Environmental Assessment Report in relation to the Land and any operations conducted on it.

The Borrower indemnifies the Bank from and against all:

Environmental Liability; and

damages, losses, outgoings, costs, charges or expenses suffered or incurred by the Bank in respect of any action, claim or demand made or brought in respect of or otherwise arising from or in connection with any breach of any Environmental Law in relation to the Land.

The Borrower must immediately notify the Bank of:

the existence of any Contaminant on or adjacent to or affecting the Land; and

the receipt by any Transaction Party of any notice, order or direction:

to clean up any Contaminant on the Land; or

alleging any breach of Environmental Law.

If requested by the Bank, the Borrower must provide the Bank with a copy of each environmental consent, permit, approval, licence, authorisation, certification, order and direction relating to the Land together with confirmation that: it is complying with the terms and conditions of each consent, permit, approval, licence, authorisation, certification, order and direction; and it has renewed each consent, permit, approval, licence, authorisation, certification, order and direction as appropriate.

The Borrower must: when reasonably required by the Bank, obtain or permit the Bank to obtain an Environmental Assessment Report from a person approved by the Bank in relation to the Land; and

promptly comply with any reasonable recommendation contained in any Environmental Assessment Report relating to compliance with Environmental Law in relation to the Land and obtain any consent, permit, approval, licence, authorisation, certification, order and direction required in order to comply with that recommendation.

No default

The Borrower must ensure that an Event of Default does not occur.

Obligations of Trustees

If a Transaction Party is a Trustee the Borrower must ensure that it:

ensures that the property of the Trust is not mixed with any other property; complies with its obligations as trustee of the Trust; does not release, dispose of or otherwise prejudice its right of indemnity against, and equitable lien over, the property of the Trust and its right of indemnity (if any) against the beneficiaries of the Trust in relation to any money owing to the Bank; at the Bank’s request:

exercises its right of indemnity against, and equitable lien over, the property of the Trust and its right of indemnity (if any) against the beneficiaries of the Trust in relation to any money owing to the Bank; and

assigns to the Bank those indemnities and that equitable lien and otherwise facilitates the subrogation of the Bank to those indemnities and that equitable lien; does not, if the Trust is a unit trust, consent to or register the transfer of units in the Trust or cancel, repurchase, redeem or issue any units in the Trust;

ensures that: another person is not appointed as trustee of the Trust;

the Trust is not terminated or its terms varied; the Trustee does not resign and is not removed or replaced as trustee of the Trust; the property of the Trust is not resettled; the capital of the property of the Trust is not distributed at any time; and income of the Trust is not distributed to anyone other than a Transaction Party while an Event of Default or Potential Event of Default subsists;  prepares and keeps full and true records and books of accounts of the Trust and makes them available for inspection and copying by the Bank on demand; and does not default in performing or observing its obligations under the Transaction Documents.

Release for Permitted Disposals

The Bank must on request from (and at the cost of) a Transaction Party release from the Collateral Security that part of the Secured Property that is the subject of a Permitted Disposal (other than a Permitted Disposal of the kind referred to in paragraph (a) of that term's definition).

Events of Default

Nature

Each of the following is an Event of Default (whether or not caused by anything outside the control of any Transaction Party):

non-payment:  a Transaction Party does not pay on the due date any principal, interest and fees due for payment by it under a Transaction Document in accordance with the relevant Transaction Document unless the Bank is satisfied that the sole reason for such failure to pay is caused by administrative or technical error in the banking system generally which is beyond the control of that Transaction Party and payment is made within 2 Business Days after its due date;

other non-compliance:  (subject to clause 10.6 in the case of a failure to comply with a Financial Ratio other than the Fixed Charges Cover Ratio) a Transaction Party does not comply with any other obligation under a Transaction Document and if that default is capable of rectification:

it is not rectified within 10 Business Days (or any other longer period agreed by the Bank) after its occurrence; or the Transaction Party does not during that period take all action which in the Bank’s reasonable opinion is necessary to rectify that default;

untrue warranty:  a representation, warranty or statement made or deemed to be made by a Transaction Party in a Transaction Document is untrue or misleading in any material respect or a reply by a Transaction Party to a requisition made by, or on behalf of, the Bank is untrue or misleading in any material respect;

void document:  a Transaction Document is void, voidable or otherwise unenforceable by the Bank or is claimed to be so by a Transaction Party;

compliance unlawful:  it is unlawful for a Transaction Party to comply with any of its obligations under a Transaction Document or it is claimed to be so by a Transaction Party;

loss of priority:  a Security Interest created by or purportedly created by a Collateral Security does not have or ceases to have the priority which it purports to have under the relevant Transaction Document or becomes ineffective to secure the payment of the money or compliance with the obligations which it purports to secure, otherwise than by any act of the Bank;

Insolvency Event:  an Insolvency Event occurs in relation to a Transaction Party;

authorisation ceasing:  an Authorisation from a Government Body necessary to enable:

a Transaction Party to comply with its obligations under a Transaction Document or carry on its principal business or activity; a Transaction Party to carry on its principal business or activity; or

the Bank to exercise its rights under a Transaction Document, is withheld or ceases to be in full force and effect and, in the case of clause 10.1(h)(i), would have a Material Adverse Effect;

Material Adverse Effect:  an event or series of events whether related or not, including any material adverse change in the property or financial condition of a Transaction Party, occurs which has a Material Adverse Effect;

cross default: Financial Indebtedness (other than Excluded Financial Indebtedness) of a Transaction Party in excess of $500,000 becomes due for payment before its stated maturity other than by the exercise of an option of the Transaction Party to pay it before its maturity; a Transaction Party fails to pay when due for payment (or within any applicable grace period) any Financial Indebtedness (other than Excluded Financial Indebtedness) in excess of $500,000; an obligation by a person to a Transaction Party to provide financial accommodation or to acquire or underwrite Financial Indebtedness (other than Excluded Financial Indebtedness) in excess of $500,000 ceases before its stated maturity other than by the exercise of an option of the Transaction Party to cancel that obligation; or a marketable security issued by a Transaction Party and having a face value over $500,000 is required to be redeemed or repurchased before its stated maturity other than by the exercise of an option of the issuer to redeem or repurchase;

cessation of business: a Transaction Party ceases or threatens to cease to carry on its business or a substantial part of its business;

enforcement of other Security:  a person who holds a Security over property of a Transaction Party exercises a right under that Security against the property to recover any money the payment of which is secured by that Security or enforce any other obligation the compliance with which is secured by it;

undertaking:  an undertaking given to the Bank (or its lawyers) by or on behalf of a Transaction Party (or its lawyers) is not honoured in accordance with its terms and if capable of rectification, is not rectified within three Business Days (or any other longer period agreed by the Bank) after its occurrence;

reduction of capital:  if a Transaction Party is a corporation:

it reduces or takes any action to reduce its capital other than by the redemption of redeemable preference shares;

it passes or takes any action to pass a resolution of the type referred to in section 254N of the Corporations Act;

it:

buys or takes any action to buy, or

financially assists (within the meaning of section 260A of the Corporations Act) or takes any action to financially assist any person to acquire,

shares in itself or in a holding company of it,

investigation: if a Transaction Party is a corporation, an investigation is instituted under the Corporations Act or other legislation into, or an inspector is appointed to investigate, its affairs, which would have a Material Adverse Effect;

environmental claim:  a Government Body takes any action, there is a legally valid claim or there is a legally enforceable requirement for expenditure or for cessation or alteration of activity under an Environmental Law, which, in the reasonable opinion of the Bank, would have a Material Adverse Effect;

Trust:  if a Transaction Party is a Trustee:

the Trustee ceases to be the trustee or the only trustee of the Trust or any action is taken for the removal of the Trustee as trustee of the Trust, or for the appointment of another person as trustee in addition to the Trustee; an application or order is sought or made in any court, which is not withdrawn or dismissed within ten Business Days, for: the property of the Trust to be administered by the court; or

an account to be taken in relation to the Trust; or non-compliance by the Trustee with its obligations as trustee under the Trust Deed which has a Material Adverse Effect.

Effect of Event of Default

If an Event of Default subsists the Bank may at any time by notice to the Borrower do any or all of the following:

cancel Facility: cancel any or all of the Facilities or any part of a Facility, specified in the notice;

accelerate:  make so much of the Outstanding Accommodation which is not then immediately due and payable, any unpaid accrued interest or fees and any other money owing by the Borrower to the Bank in relation to the Transaction Documents either:

payable on demand; or

immediately due for payment;

Not used

Bank Guarantees:

by notice to the Borrower require the Borrower to pay immediately to the Bank the aggregate of the Face Values for all Current Bank Guarantees as at the date of the notice, together with any unpaid accrued interest or fees and any other money (including all Indemnity Amounts) owing by the Borrower to the Bank in relation to the Transaction Documents;

pay the Beneficiaries of any one or more of the Current Bank Guarantees the amount agreed between the Bank and the relevant Beneficiary sufficient to obtain from the Beneficiary an unconditional release of the Bank’s obligations under the relevant Bank Guarantee on terms satisfactory to the Bank (acting reasonably).

engage consultants: at the cost of the Borrower, appoint (or require the Borrower to appoint) such accountancy, financial management and other consultants as the Bank may nominate to investigate the business affairs and financial condition of any Transaction Party and whether each Transaction Party has complied with each Transaction Document to which it is a party and to make recommendations relating to the manner in which the Transaction Party carries on its business.  Each Transaction Party agrees to provide all assistance and information required by the consultants (including making all financial records available and giving access to all premises and records) to enable the consultants to conduct their examination promptly, completely and accurately.  No Transaction Party is obliged to accept the recommendations of any consultant, and the Bank will assume no liability with respect to any actions a Transaction Party takes, or does not take, as a result of those recommendations; or

treasury related transactions: if there are any Hedging Transactions or treasury related transactions in existence between the Bank and the Borrower (Open Positions) then:

the Bank may close out the Open Positions, by entering into opposite positions for the balance of the unexpired term, or by such other means as may be usual in the relevant market. Any such close out must be at market rates prevailing at the time;

any costs incurred by the Bank in closing out Open Positions must be paid by the Borrower to the Bank immediately upon demand by the Bank;

any gain derived from the closing out of the Open Positions will be credited to the Borrower and set off against the Amount Owing; and

the Bank will give the Borrower reasonable particulars of the manner of close out of the Open Positions and the basis of calculation of any amounts payable by or to the relevant Borrower arising from that close out.

On receipt of a notice under clause 10.2(a)(ii)(A) or 10.2(a)(ii)(B), the Borrower must immediately pay in full the amounts referred to in that notice.

Cash Cover Account regarding Bank Guarantees

The Bank must credit so much of the money paid by the Borrower under clause 10.2(a)(iv)(A) which the Bank appropriates towards the Face Values of Current Bank Guarantees to an account maintained by the Bank for this purpose (Cash Cover Account).

The following provisions apply to the Cash Cover Account:

the account will be in the name of the Borrower; despite the Cash Cover Account being in the name of the Borrower, until the Release Date the money held in the account is not owed by the Bank to the Borrower and the Borrower is not entitled to withdraw or be paid any of that money (including interest credited to the account); the Bank must credit to the account interest at the Cash Cover Rate from time to time and that interest will be credited to the account monthly and on the Release Date; and without limiting this clause 10.3, the Bank may apply any amounts from time to time held in the account towards payment of any amounts due and payable from time to time to the Bank under any Transaction Document.

(c)On the Release Date, the Bank must pay to the Borrower the credit balance of the Cash Cover Account.

Review Events

Each of the following is a Review Event (whether or not caused by anything outside the control of any Transaction Party):

(a)there is an Insolvency Event in respect of Reading International Inc; and

(b)a Change of Control occurs in relation to any Transaction Party.

Reviews

(a)In addition to any other review rights the Bank has under this document, the Bank may conduct a review of any Facility following a Review Event.

(b)If a Review Event has occurred, then, at any time or from time to time:

the Bank may change any of the conditions applying to the Facility including, but not limited to, increasing or otherwise varying the fees payable in connection with the Facility; and/or the Bank may terminate the Facility.  If the Bank terminates the Facility, the Termination Date occurs on the date 30 days after the date the Bank notifies the Borrower that it wishes to terminate the Facility.

(c)The Bank may not change any of the conditions applying to the Facility unless it has first given 30 days prior notice to the Borrower of the intended change.

(d)If the Bank gives notice of any change to the conditions of any Facility and the Borrower refuses to accept the changes before the end of the period of notice, then at the end of that period, the Facility will become repayable within 30 days of any demand by the Bank.

(e)Nothing in this clause affects the Bank’s rights if any Event of Default occurs.

Equity Cure

If a breach of a Financial Ratio (other than the Fixed Charges Cover Ratio) occurs, the Borrower will have the right subject to clause 10.6(b) to cure the breach by procuring additional Subordinated Debt or an equity contribution by way of subscription for new shares in the Borrower (or a combination of both) in an amount sufficient to cure the breach when applied in prepayment of the Outstanding Accommodation (Equity Cure).

Equity Cure may not be used: more than 3 times during the term of the Facilities;  or in respect of breach of a Financial Ratio on a Calculation Date, where Equity Cure has been used to cure a breach on the preceding Calculation Date. The Borrower must notify the Bank of its intention to provide an Equity Cure and effect the Equity Cure, within 10 Business Days of the delivery of the Compliance Certificate that identified the breach.

The amount of an Equity Cure will be deemed to be applied as of the first day of the relevant test period in prepayment of the Outstanding Accommodation. The breach of the Financial Ratio will be taken to have been cured immediately upon the requisite proceeds being applied in prepayment and the Borrower confirming to the Bank that the amount prepaid when the Financial Ratio is recalculated is sufficient to ensure that the relevant Financial Ratio is met.

Notwithstanding clause 10.6(d), any Equity Cure will be disregarded when calculating the Leverage Ratio for the purposes of determining the Margin.

Costs and expenses

Interpretation

A reference to “costs and expenses” in a Transaction Document includes legal costs and expenses on a full indemnity basis.

Nature

The Borrower must on demand pay and if paid by the Bank reimburse to the Bank:

the Bank’s reasonable costs and expenses relating to: any Valuation obtained for the purposes of any Transaction Document; the negotiation, preparation, execution, stamping and registration of the Transaction Documents or any document contemplated by them; any consent, request for consent (whether or not given), communication or waiver of any right, or the variation, replacement or discharge of any Transaction Document or any document contemplated by it; the enforcement or attempted enforcement or the preservation of any rights of the Bank under the Transaction Documents;

the occurrence of any Event of Default or Potential Event of Default; and the lodgment or removal of any Encumbrance on the Secured Property by any person; and subject to clause 18.14(d), any Taxes and registration or other fees (including fines and penalties relating to the Taxes and fees) which are payable or are assessed by a relevant Government Body or other person to be payable in relation to the Transaction Documents or any document or transaction contemplated by them.

Remuneration

The Bank, any Receiver and any Attorney must be remunerated by the Borrower for any services rendered by them in relation to the enforcement of any right under the Transaction Documents.  The rate of the remuneration and the manner of payment will be that determined by the Bank, acting reasonably.

Indemnities

Nature

The Borrower indemnifies the Bank on demand against any liability, loss, cost or expense (including Break Costs) caused or contributed to by:

any failure by any Transaction Party to comply with any obligation under any Transaction Document;

any Event of Default or Potential Event of Default;

the enforcement or attempted enforcement of any right by the Bank, any Receiver or any Attorney under the Transaction Documents;

any Drawing requested by the Borrower not being granted by the Bank for any reason other than a default by the Bank;

any payment not being made by the Borrower in accordance with any Transaction Document; or

any act by the Bank in reliance on any communication purporting to be from the Borrower or to be given on behalf of the Borrower.

Representatives

The Borrower indemnifies each Receiver and Attorney and their respective Representatives and the Representatives of the Bank against any liability, loss, cost and expense caused by anything the Bank is indemnified against under clause 12.1 and the Bank holds the benefit of this clause 12.2 on trust for those persons.

Currency deficiency

If there is any deficiency between:

(a)an amount payable by a Transaction Party under a Transaction Document which is received by the Bank in a currency other than the currency payable under the Transaction Document because of a judgment, order or otherwise; and

(b)the amount produced by converting the payment received from the currency in which it was paid into the currency in which it was agreed to be paid either directly or through a currency other than that in which it was agreed to be paid, the Borrower must pay to the Bank the deficiency and any loss, costs or expenses resulting from it.

Independence and survival

Each indemnity in a Transaction Document is a continuing obligation, separate and independent from the other obligations of the Borrower and survives the termination of that Transaction Document.

Accounting for transactions

The Borrower irrevocably authorises the Bank to open such accounts as the Bank requires in connection with a Facility. The Borrower irrevocably authorises the Bank to debit from any account in the name of the Borrower (including an account the Bank opens in the Borrower’s name) any amounts payable by the Borrower in relation to that Facility or account, including interest, costs, Taxes, enforcement expenses and any amount payable under an indemnity.

If the Borrower authorises the Bank to debit any amount from an account, the Bank can debit that amount from that account even if it causes the account to become overdrawn. Alternatively, if there are insufficient cleared funds in that account, the Borrower authorises the Bank to debit that amount from any account of the Borrower the Bank decides, including an account the Bank opens in the Borrower’s name. Where the Bank debits an account in the name of the Borrower, opened by:

the Borrower, the Borrower must pay the Bank interest (including default interest if applicable) on any debit balance in accordance with the terms of that account; the Bank, the Borrower must pay the Bank interest on the overdrawn balance of that account at the Overdue Rate applying to the relevant Facility or, if there is none, in accordance with the terms normally applied by the Bank to accounts of that type; or either the Borrower or the Bank, the overdrawn balance of the account in excess of the applicable Facility Limit is immediately payable without further notice. Unless otherwise provided, the Bank may apply any payment under or in connection with this document towards satisfying obligations under this document as the Bank sees fit. Where the Bank is authorised to debit an amount from an account under this document, it can do so without prior notice.

Liability for Regulatory Events

The Borrower acknowledges that the Services may be interrupted, prevented, delayed or otherwise adversely affected by a Regulatory Event. To the extent permitted by Law:

the Bank is not liable for any loss incurred by a Borrower or any other person if an event described in clause 12.6(a) occurs, irrespective of the nature or cause of that loss, and the Bank has no obligation to contest any Regulatory Event or to mitigate its impact on the Borrower or the Bank; and the Borrower releases the Bank from all liability in connection with any loss incurred by a Borrower or any other person if an event described in clause 12.6(a) occurs. To the extent that the Bank’s liability cannot be excluded, the Bank’s liability is limited to the cost of having the Service supplied again.

The Bank may use and disclose to any other financial institution or agency, any information about any Borrower, the Services or any person connected with it or the Services, for any purpose which the Bank, or any other financial institution, considers appropriate or necessary in connection with any Regulatory Event or the Services and this may result in information being transmitted overseas.

The Borrower agrees to provide information to the Bank about it, the Services or any person connected with it or the Services on request, and to promptly procure any consents the Bank requires to give effect to clause 12.6(d).

Goods and Services Tax

Taxable supply

If GST is payable by the Bank on any supply made under a Transaction Document, the Borrower must pay to the Bank an amount equal to the GST payable on the supply.

That amount must be paid at the same time that the consideration for the supply is to be provided under the Transaction Document and must be paid in addition to the consideration expressed elsewhere in the Transaction Document.

On receiving that amount from the Borrower, the Bank must provide the Borrower with a tax invoice for the supply.

Adjustment events

If an adjustment event arises in relation to a supply made by the Bank to the Borrower under a Transaction Document, a corresponding adjustment must be made between the Bank and the Borrower in relation to any amount paid to the Bank by the Borrower under clause 13.1 and payments to give effect to the adjustment must be made.

Payments

If the Borrower is required under a Transaction Document to pay for or reimburse an expense or outgoing of the Bank or is required to make a payment under an indemnity in relation to an expense or outgoing of the Bank, the amount to be paid by the Borrower is the sum of:

the amount of the expense or outgoing less any input tax credit in relation to that expense or outgoing that the Bank is entitled to; and if the Bank’s recovery from the Borrower is in relation to a taxable supply, an amount equal to the GST payable by the Bank in relation to that recovery.

Increased costs

If the Bank determines that:

the cost to it of providing, funding or maintaining the Facility is increased;

an amount payable to the Bank or the effective return to the Bank under a Transaction Document is reduced;

the effective return to the Bank under any Transaction Document as a proportion of the capital of the Bank is reduced; or the Bank must make a payment or forego any interest or other return calculated by reference to any amount received or receivable by it from any Transaction Party under a Transaction Document,because of: any law, regulation or Government Body directive or request (whether or not having the force of law) introduced or made after the date of this document, including those relating to taxation, capital adequacy or reserve requirements or banking or monetary controls; or any change in the interpretation or application of any of them, the Borrower must, within two Business Days after a demand by the Bank, pay to the Bank the amount which, in the Bank’s reasonable opinion, will compensate the Bank for the increased cost, reduction, payment or foregone interest or other return.

Illegality

Prepayment

If because of any change after the date of this document in:

a law, regulation or a Government Body directive or request which is legally enforceable or compliance with which is in accordance with the practice of responsible Banks in the relevant jurisdiction; or

the interpretation or application of any of them, the Bank determines that it is or it will become impossible or illegal or contrary to that Government Body directive or request for: the Bank to fund, provide or maintain the Facility or otherwise comply with its obligations under the Transaction Documents; or a person from whom the Bank has raised or proposes to raise money in relation to the Facility to fund, provide or maintain that money, the Borrower must, within five Business Days after receipt of a notice from the Bank to do so, pay the amount referred to in clause 10.2(a)(ii)(A) or 10.2(a)(ii)(B) as if that notice were a notice under clause 10.2(a)(ii)(A) or 10.2(a)(ii)(B).

Facility terminated

The Bank’s obligation to make Advances or Drawings under this document terminates on the giving of a notice under clause 15.1.

Guarantee and indemnity

Guarantee

Each Guarantor unconditionally and irrevocably guarantees the payment to the Bank of the Guaranteed Money. If the Borrower does not pay the Guaranteed Money on time and in accordance with the Transaction Documents, then the Guarantors agree to pay the Guaranteed Money on demand from the Bank.

A demand may be made at any time and from time to time and whether or not the Bank or the Bank has made demand on the Borrower or any other Transaction Party.

Nature of guarantee

The guarantee in clause 16.1 is a continuing obligation despite any intervening payment, settlement or other thing and extends to all of the Guaranteed Money.

As between each Guarantor and the Bank (but without affecting the obligations of any other Transaction Party) each Guarantor is liable under this document in relation to the Guaranteed Money as a sole and principal debtor and not as surety.

Indemnity

Each Guarantor indemnifies the Bank against any liability or loss arising and any costs it suffers or incurs: if a Transaction Party does not, is not obliged to or is unable to pay the Guaranteed Money in accordance with the Transaction Documents;  if a Guarantor is not obliged to pay the Bank an amount under clause 16;   if the Bank is obliged, or agrees, to pay an amount to a trustee in bankruptcy or liquidator (of an insolvent person) in connection with a payment by a Transaction Party under or in connection with a Transaction Document;  if a Guarantor defaults under the Guarantee in clause 16.1; or

in connection with any person exercising, or not exercising, rights under the Guarantee in clause 16.1.

Each Guarantor agrees to pay amounts due under this indemnity immediately on demand from the Bank.

Reinstatement of rights

Following an Insolvency Event in respect of a Transaction Party, a person may claim that a transaction (including a payment) in connection with this Guarantee or the Guaranteed Money is void or voidable.

If a claim is made and upheld, conceded or comprised:

the Bank is immediately entitled as against the Guarantors to the rights in respect of the Guaranteed Money to which it was entitled immediately before the transaction; and on request from the Bank, each Guarantor agrees to do anything (including signing any document) to restore to the Bank any Security Interest (including this Guarantee) held by it from the Guarantors immediately before the transaction.

Rights of the Bank are protected

Rights given to the Bank under this Guarantee (and each Guarantor’s liabilities under it) are not affected by any act or omission by the Bank or by anything else that might otherwise affect them under law or otherwise, including: the fact that it varies or novates any agreement under which the Guaranteed Money is expressed to be owing, such as by increasing the Facility Limit or extending the term;

the fact that it releases any Transaction Party or gives it a concession, such as more time to pay;

the fact that a Transaction Party opens an account with it;

the fact that it releases, loses the benefit of or does not obtain any Security Interest;

the fact that it does not register any Security Interest which could be registered;

the fact that it releases any person who gives a guarantee or indemnity in connection with any Transaction Party’s obligations (including under clause 16.13);  the fact that a person becomes a Guarantor after the date of this document (including under clause 16.14);

the fact the obligations of any person who guarantees any Transaction Party’s obligations (including under this Guarantee) may not be enforceable;

the fact that any person who was intended to guarantee any Transaction Party’s obligations does not do so or does not do so effectively;  changes in the membership, name or business of any person; or the fact that a person who is a co-surety or co-indemnifier for payment of the Guaranteed Money is discharged under an agreement or by operation of law.

No merger

This Guarantee does not merge with or adversely affect, and is not adversely affected by, any of the following: any other guarantee, indemnity, or Security Interest, or other right or remedy to which the Bank is entitled; or a judgment which the Bank obtains against the Guarantors in connection with the Guaranteed Money or any other amount payable under this Guarantee.

The Bank may still exercise rights under this Guarantee as well as under the judgment, other guarantee, indemnity, Security Interest, or other right or remedy.

Extent of Guarantor’s obligations

If more than one person is named as “Guarantor”, each of them is liable for all the obligations under this Guarantee both individually and jointly with any one or more other persons named as “Guarantor”.

Guarantor’s rights are suspended

As long as any of the Guaranteed Money remains unpaid, the Guarantor may not, without the Bank’s consent:

reduce its liability under this Guarantee by claiming that it or any other Transaction Party or any other person has a right of set-off or counterclaim against the Bank; exercise any legal right to claim to be entitled to the benefit of another guarantee, indemnity, or Security Interest given in connection with the Guaranteed Money or any other amount payable under this Guarantee;  claim an amount from another Transaction Party, or another guarantor of the Guaranteed Money (including a person who has signed this document as a “Guarantor”), under a right of indemnity in respect of this guarantee; or claim an amount in the insolvency of a Transaction Party or of another guarantor of the Guaranteed Money (including a person who has signed this document as a “Guarantor”).

Guarantor’s right of proof limited

Each Guarantor agrees not to exercise a right of proof after an event occurs relating to the insolvency of a Transaction Party or another guarantor of the Guaranteed Money (including a person who has signed this document as a “Guarantor”) independently of an attorney appointed under clause 16.12.

No set-off against assignees

If the Bank assigns or otherwise deals with its rights under this Guarantee, the Guarantors may not claim against any assignee (or any other person who has an interest in this Guarantee) any right of set-off or other right the Guarantors have against the Bank.

Suspense account

The Bank may place in a suspense account any payment it receives from the Guarantors if there is currently an Insolvency Event, or an Insolvency Event is likely to occur, in relation to any Transaction Party, but must apply it towards satisfying the Guaranteed Money within six months unless the winding up of the relevant Guarantor has commenced.

Right to prove

The Guarantor irrevocably appoints the Bank and each of its Authorised Representatives individually as its attorney and agrees to formally approve all action taken by an attorney under this clause 16.

Each attorney may, at any time while any Guaranteed Money is outstanding: do anything which a Guarantor may lawfully do to exercise their right of proof in respect of a Transaction Party after an Insolvency Event occurs in respect of such Transaction Party.  These things may be done in the Guarantor’s name or the attorney’s name and they include signing and delivering documents, taking part in legal proceedings and receiving any dividends arising out of the right of proof;  delegates its powers (including this power) and may revoke a delegation; and exercise its powers even if this involves a conflict of duty and even if it has a personal interest in doing so.

The attorney need not account to a Guarantor for any dividend received on exercising the right of proof under clause 16.12(i) except to the extent that any dividend remains after the Bank has received all of the Guaranteed Money and all other amounts payable under the Guarantee.

Release of Guarantors

The Bank must, at the Borrower’s cost, execute any release documentation in respect of the Bank’s rights under clause 16.

As between the Transaction Parties and the Bank, the Bank is not obliged to consent to a release unless required to do by the terms of another Transaction Document.

The rights and obligations of the remaining Guarantors under the Guarantee in clause 16.1 will continue in full force and effect despite the release of a Guarantor under this clause 16.13.

New Guarantors

If a Subsidiary of any Transaction Party is required by the terms of a Transaction Document to become a Guarantor, the Borrower must ensure that such subsidiary executes a Guarantor Accession Deed as a new Transaction Party.

Consideration

Each Guarantor acknowledges having executed this document in return for the Bank entering into the Transaction Documents at the request of the Guarantor and other valuable consideration.

New Guarantors

A person automatically becomes a party to this document as a Guarantor and Transaction Party (after the date of this document) by signing and delivering to the Bank a Guarantor Accession Deed and doing anything else which the Bank reasonably requests to ensure the enforceability of that person’s obligations as a Guarantor.

Each of the other parties to his document irrevocably appoints the Bank as its agent to sign on its behalf any Guarantor Accession Deed.

The execution of a Guarantor Accession Deed will not operate to release any party from its obligations under any Transaction Document.

Attorney

Appointment

If and for so long as an Event of Default occurred and is continuing, the Borrower irrevocably appoints the Bank its attorney with the power: at any time to: do everything which in the Attorney’s reasonable opinion is necessary or expedient to enable the exercise of any right of the Bank in relation to the Transaction Documents; not used; complete the Transaction Documents to which it is a party; and

appoint its directors, officers, employees and solicitors as substitutes and otherwise delegate its powers to any of them (except this power of delegation); and at any time after a notice is given under clause 10.2(a)(ii)(A) or 10.2(a)(ii)(B), to do all acts and things which the Borrower is obliged to do under the Transaction Documents or which in the Attorney’s opinion are necessary or expedient to enable the exercise of any right of the Bank in relation to the Transaction Documents.

Not used

General

Any Attorney may exercise any right solely for the benefit of the Bank, even if the exercise of the right constitutes a conflict of interest or duty.

The Borrower by this document ratifies anything done or not done by the Attorney pursuant to the power of attorney.

The power of attorney is granted: to secure the compliance by the Borrower with its obligations to the Bank under the Transaction Documents and any proprietary interests of the Bank under the Transaction Documents; and for valuable consideration (receipt of which is acknowledged) which includes entry into of this document by the Bank at the Borrower’s request.

General

Set-off

The Bank may set off any money due for payment by the Bank to the Borrower, whatsoever, including any money in any currency held by the Bank for the account of the Borrower in any place, against any money due for payment by the Borrower to the Bank under a Transaction Document.

Bank’s certificate

A certificate by the Bank relating to any amount owing under a Transaction Document or as to its opinion in relation to any matter under any Transaction Document is prima facie evidence against the Borrower of the matters certified unless proven incorrect or there is a manifest error.

The Bank is not obliged to give the reasons for its determination or opinion in relation to any matter under any Transaction Document. Any certification, determination or opinion relating to an amount must contain reasonable detail as to how the amount was calculated.

A determination or an opinion of an Authorised Representative of the Bank which is given to the Borrower or otherwise expressed or acted on by the Bank as being a determination or an opinion of the Bank will be deemed to be a determination or opinion of the Bank.

Supervening legislation

Any present or future legislation which operates:

to lessen or vary in favour of the Borrower any of its obligations in connection with the Transaction Documents; or to postpone, stay, suspend or curtail any rights of the Bank under the Transaction Documents, is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

Time of the essence

Time is of the essence as regards any obligations of the Borrower or any date or period determined under the Transaction Documents, and if any date or period is altered by agreement between the parties, time is of the essence as regards such altered date or period.

Business Days

If the day on or by which anything, other than making a payment, must be done by the Borrower under a Transaction Document is not a Business Day, that thing must be done on or by the preceding Business Day.

If a payment would otherwise be due on a day which is not a Business Day it will be due on the immediately following Business Day.  However, if this would result in the payment being due in the month after the original due day or after the Termination Date it will be due on the immediately preceding Business Day. If anything, including making a payment, is to be done by the Borrower on or by a particular day and it is done: after the time by which a Transaction Document states it must be done or, if the Transaction Document does not state a time, after 4.00 pm in the place where it is to be done; or on a day which is not a Business Day, it will be deemed to have been done at 9.00 am on the next Business Day.

Confidentiality

The Bank must keep any information or document relating to a Transaction Party confidential.  However, the Bank may disclose to any person any information or document relating to a Transaction Party: where permitted in a Transaction Document; to another party to a Transaction Document;

to a potential transferee, assignee, participant or sub-participant of the Bank’s interests under a Transaction Document or to any other person who is considering entering into contractual relations with it in connection with a Transaction Document; to the Bank’s related bodies corporate and shareholders, or to any employee, banker, lawyer, auditor or other consultant of the Bank, its related bodies corporate or its shareholders; to the professional advisers or consultants of any party involved in connection with any Facility who are bound by a duty or obligation of confidence; if required by law or by any Government Body or stock exchange; in connection with any legal proceedings relating to a Transaction Document or a document delivered under or in relation to a Transaction Document;

if the information or document is in the public domain; or with the consent of the Borrower (which must not be unreasonably withheld or delayed). Subject to paragraph (c), the Transaction Parties shall keep confidential and not disclose to any other person the terms of the Transaction Documents.

However, the Transaction Parties and any officers or employees of each Transaction Party may disclose such information: with the prior written consent of the Bank; to the extent required by any applicable law or regulation; to the extent it reasonably deems necessary in connection with any actual or contemplated proceedings or a claim with respect to this clause 18.6; or to the extent permitted by clause 18.6(a) (other than paragraph (iii)) as if each reference in that clause to the ‘Bank’ were to a ‘Transaction Party’ and each reference to the ‘Borrower’ were to the ‘Bank’; or  Reading International, Inc. or any other holding company of a Transaction Party (who in turn may disclose such information to their officers or employees or to the extent required by any applicable law or regulation or rule of any stock exchange).   The Bank and the Transaction Parties agree that: neither of them will disclose information of the kind mentioned in section 275(1) of the PPS Act; and   this document does not create a Security Interest. This clause 18.6 survives the termination of this document.

The Bank acknowledges that: information provided from time to time by the Transaction Parties to the Bank may constitute confidential non-public information; and trading in marketable securities of Reading International Inc while in possession of the information referred to clause 18.6(f)(i) will violate United States' federal securities laws. The Bank agrees to: take reasonable precautions to maintain the confidentiality of the information referred to in clause 18.6(f)(i); and advise any party to whom the information referred to in clause 18.6(f)(i) is disclosed that it may not trade in the marketable securities of Reading International Inc while in the possession of such information.

This clause 18.6 will not be deemed to restrict the provision of information by any party to the Internal Revenue Service of the United States of America.

Exchange rate

Subject to any express provision to the contrary, if for the purposes of a Transaction Document it is necessary to convert one currency into another currency, the conversion must be effected using an exchange rate selected by the Bank acting reasonably and in accordance with it usual practices.

Records as evidence

The Bank may maintain records specifying:

payments made by the Bank for the account of a Transaction Party under a Transaction Document; payments by a Transaction Party for the account of the Bank under a Transaction Document; and interest, fees, charges, costs and expenses payable in relation to the Transaction Documents, and those records will against the Borrower constitute prima facie evidence of the matters set out in them.

Further assurances

The Borrower must promptly execute all documents and do all things that the Bank from time to time reasonably requires to: effect, perfect or complete the provisions of each Transaction Document or any transaction contemplated by it; establish the priority of or reserve or create any Security Interest contemplated by or purported to be reserved or created by a Transaction Document; andnstamp and register each Transaction Document in any relevant jurisdiction and by any person that the Bank thinks fit.

Amendment

This document may only be varied or replaced by a document executed by the parties.

Waiver and exercise of rights

A right in favour of the Bank under a Transaction Document, a breach of an obligation of the Borrower under a Transaction Document or an Event of Default can only be waived by an instrument signed by the Bank.  No other act, omission or delay of the Bank constitutes a waiver binding, or estoppel against, the Bank.

A single or partial exercise or waiver by the Bank of a right relating to a Transaction Document does not prevent any other exercise of that right or the exercise of any other right.

The Bank and its Representatives are not liable for any loss, cost or expense of the Borrower caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right and the Bank holds the benefit of this clause 18.11 on trust for itself and its Representatives.

Rights cumulative

The rights of the Bank under the Transaction Documents are cumulative and in addition to its other rights.

Approval and consent

Except where a Transaction Document expressly provides otherwise, the Bank may conditionally or unconditionally give or withhold any consent under a Transaction Document and is not obliged to give its reasons for doing so.

Assignment

The Borrower must not dispose of or Encumber any right under the Transaction Documents without the consent of the Bank.

The Bank may assign any of its rights or novate, sub-participate, sell-down or transfer by whatever form or otherwise deal with any or all of its rights and obligations under any Transaction Document without the consent of, or notice to, the Borrower.

If an Event of Default subsists then, in order to facilitate the Bank to deal with its rights and obligations, the Bank may (but is not obliged to), from time to time, separate and sever any of its rights (or any part of any of its rights) described in a notice given by the Bank to the Borrower from its other rights and obligations under any Transaction Document. Any such notice is effective on the time of delivery to separate and sever the rights described in the notice so that: those rights and obligations are independent from, and may be assigned (including at law), novated, sub-participated, sold-down, transferred or otherwise dealt with separately from, any other of the rights and obligations of the Bank under that Transaction Document; those rights and obligations may be exercised differently from any other rights and obligations of the Bank under that Transaction Document; and the Outstanding Accommodation in respect of those rights may be calculated separately from the other Outstanding Accommodation.

If the Bank assigns its rights or transfers its rights and obligations under this document or any other Transaction Document, no Transaction Party will be required to pay any net increase in the aggregate amount of costs, Taxes, fees or charges which is a direct consequence of the assignment or transfer.

Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

Sovereign immunity

The Borrower irrevocably waives any immunity that it or its property has from:

set-off; legal, arbitral or administrative proceedings; any process or order of any court, administrative tribunal or arbitrator for the satisfaction or enforcement of a judgment, order or arbitral award or for the arrest, detention or sale of any property; or service on it of any process, judgment, order or arbitral award, on the grounds of sovereignty or otherwise under any law of any jurisdiction where any proceedings may be brought or enforced in relation to any Event of Default under a Transaction Document.

Governing law and jurisdiction

This document is governed by and is to be construed in accordance with the laws applicable in the Relevant Jurisdiction.

Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in the Relevant Jurisdiction and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

Telephone recording

The Borrower consents to the Bank recording any telephone conversations between it and the Bank in relation to any Facility that are customarily recorded in the finance industry or where the Borrower is notified prior to the commencement of the telephone conversation and such recordings being used in any arbitral or legal proceedings and any telephone recording remains the Bank’s sole property at all times.

Legal advice

The Borrower acknowledges that, except as expressly set out in a Transaction Document:

none of the Bank or any of its advisers have given any representation or warranty or other assurance to it in relation to any Transaction Document or the transactions contemplated by any Transaction Document, including as to Tax or other effects; it has not relied on the Bank or any of its advisers or on any conduct (including any recommendation) by the Bank or any of its advisers; and it has obtained its own independent financial, Tax and legal advice.

Further assurances

Whenever the Bank requests a Transaction Party to do anything:

to ensure any Transaction Document (or any security interest (as defined in the PPS Act) or other Security Interest, right or power under any Transaction Document) is fully effective, enforceable and perfected with the contemplated priority; for more satisfactorily assuring or securing to the Bank the property the subject of any such security interest or other Security in a manner consistent with the Transaction Documents; or for aiding the exercise of any right or power in any Transaction Document, the Transaction Party shall do it promptly at its own cost. This may include obtaining consents, getting documents completed and signed, supplying information, delivering documents and evidence of title and executed blank transfers, and giving possession or control with respect to any Secured Property.

Exclusion of certain provisions

Where there is a Security Interest under any Transaction Document:

to the extent permitted, sections 142 and 143 of the PPS Act are excluded in full and will not apply to that Security Interest and the Bank need not comply with sections 95, 118, 121(4), 125, 130 ,132(3)(d), and 132(4) of the PPS Act; and each Transaction Party waives its right to receive from the Bank any notice required under s157 of the PPS Act or the provisions of the PPS Act referred to in s144 of the PPS Act, except section 135.

This does not affect any rights a person has or would have other than by reason of the PPS Act and applies despite any other clause in any Transaction Document.

Notice of changes

Each Transaction Party agrees to notify the Bank at least 14 days before:

a Transaction Party (or if the Transaction Party is trustee of a Trust or a partner of a partnership, the Trust or the partnership) changes its name;   any ABN, ARBN or ARSN allocated to a Transaction Party (or if the Transaction Party is trustee of a Trust or a partner of a partnership, the Trust or the partnership) changes, is cancelled or otherwise ceases to apply to it (or if it does not have an ABN, ARBN or ARSN, one is allocated, or otherwise starts to apply, to it); or the Borrower becomes trustee of a trust, or a partner in a partnership, which is not expressly contemplated in the Transaction Documents.

Notices

General

A notice, demand, certification, process or other communication relating to a Transaction Document must be in writing in English and may be given by an Authorised Representative of the sender.

How to give a communication

In addition to any other lawful means, a communication may be given by being:

personally delivered; left at the party’s current address for notices; sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or emailed to the email address last notified by the addressee.

Particulars for delivery of notices

The particulars for delivery of notices are initially:

Transaction Parties:

As set out in schedule 1.

Bank:

Address:    Level 17, 395 Bourke Street, Melbourne, Victoria 300

Attention:   Meagan Zwerwer

Email:Meagan.Zwerwer@nab.com.au

Each party may change its particulars for delivery of notices by notice to each other party.

Communications by post

Subject to clause 19.6, a communication is given if posted:

within Australia to an Australian address, three Business Days after posting; or

in any other case, ten Business Days after posting.

Communications by email

Subject to clause 19.6, a communication is given if sent by email, when received and opened by the recipient.. After hours communications If a communication is given: after 5.00 pm in the place of receipt; or on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to a Transaction Document may be served on a party to this document by any method contemplated by this clause 19.7 or in accordance with any applicable law.

Schedule 1

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Schedule 2

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Schedule 3

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Schedule 4

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Schedule 5

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Schedule 6

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Schedule 7

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Schedule 8

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Schedule 9

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Schedule 10

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